                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

    AMR CORPORATION                                 AMERICAN AIRLINES, INC.

          (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

        DELAWARE                                         DELAWARE

         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

      75-1825172                                         13-1502798

                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                                 P.O. BOX 619616
                   DALLAS/FORT WORTH AIRPORT, TEXAS 75261-9616
                                 (817) 963-1234
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                    -----------------------------------------

           GARY F. KENNEDY, ESQ.                   JOHN T. CURRY, III, ESQ.
 SENIOR VICE PRESIDENT AND GENERAL COUNSEL           DEBEVOISE & PLIMPTON
              AMR CORPORATION                          919 THIRD AVENUE
              P.O. BOX 619616                      NEW YORK, NEW YORK 10022
DALLAS/FORT WORTH AIRPORT, TEXAS 75261-9616             (212) 909-6000
              (817) 963-1234

    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENTS FOR SERVICE)

                                    COPY TO:
                           ROHAN S. WEERASINGHE, ESQ.
                               SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000
                            ------------------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
                            ------------------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                         CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED MAXIMUM  PROPOSED MAXIMUM
                  TITLE OF EACH CLASS OF                      AMOUNT TO BE        OFFERING           AGGREGATE          AMOUNT OF
                SECURITIES TO BE REGISTERED                    REGISTERED     PRICE PER UNIT(1)  OFFERING PRICE(1)  REGISTRATION FEE
-----------------------------------------------------------  ---------------  -----------------  - ---------------  ----------------
4.25% Senior Convertible Notes due 2023 of AMR Corporation   $300,000,000(2)        100%          $300,000,000(2)        $24,270
Common Stock, par value $1.00 per share, of AMR Corporation    17,283,000(3)         (4)                 (4)                (4)
Guarantee of American Airlines, Inc.                              (5)                (5)                 (5)                (5)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Exclusive of accrued interest, if any.

(2) Represents the aggregate principal amount of AMR Corporation's 4.25% Senior Convertible Notes due 2023.

(3) Represents 17,283,000 shares of AMR Corporation's common stock issuable upon conversion of the notes at the initial conversion rate of 57.61 shares of common stock per each $1,000 principal amount of notes. In addition, pursuant to Rule 416 under the Securities Act, the amount to be registered includes an indeterminate number of shares of common stock as may be issued, as a result of the anti-dilution provisions of the notes, from time to time upon conversion of the notes to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar events.

(4) Pursuant to Rule 457(i) under the Securities Act, no registration fee is payable with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration is payable in connection with the holder's exercise of the conversion right.

(5) American Airlines, Inc. has guaranteed all payments, including principal and interest, on the notes being registered hereunder. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to this guarantee.
                            ------------------------

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED OCTOBER 24, 2003

PROSPECTUS

                                  $300,000,000
                                 AMR CORPORATION
                     4.25% Senior Convertible Notes due 2023
                                  Guaranteed by
                             American Airlines, Inc.

                    Common Stock Issuable Upon Conversion of
                   the 4.25% Senior Convertible Notes due 2023

         AMR Corporation issued $300,000,000 principal amount of its Senior Convertible Notes due 2023 in a private placement in September 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of these securities.

         The notes and the shares of common stock issuable upon conversion of the notes may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. The selling securityholders may sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the notes or shares of common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal, or by a combination of such methods of sale. See "Plan of Distribution" on page 47 for additional information on the methods of sale.

         Interest on the notes at the rate of 4.25% per year is payable semiannually in arrears on March 23 and September 23 of each year, beginning March 23, 2004. The notes will mature on September 23, 2023. The notes are unsecured senior obligations and rank equal in right of payment with our existing and future unsecured and unsubordinated indebtedness. Our wholly-owned subsidiary, American Airlines, Inc., is guaranteeing the notes on an unsecured senior basis. The guarantee ranks equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of American Airlines, Inc.

         Holders may convert each $1,000 principal amount of notes into 57.61 shares of our common stock, subject to adjustment, only if (1) the closing sale price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) the notes are called for redemption, or (3) specified corporate transactions have occurred. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock in an amount described in this prospectus. Our common stock currently trades on the New York Stock Exchange under the symbol "AMR." On October 23, 2003 the last reported sale price of our common stock on the New York Stock Exchange was $13.25 per share.

         Holders may require us to purchase all or a portion of their notes on each of September 23, 2008, 2013 and 2018 at a price equal to 100% of the principal amount of the notes being purchased plus, in each case, accrued and unpaid interest, if any, to the date of purchase. In addition, if a change in control occurs, each holder may require us to purchase all or a portion of such holder's notes at a price equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest, if any, to the date of purchase. In either event, we may choose to pay the purchase price of such notes in cash or common stock or a combination of cash and common stock.

         We may redeem for cash all or a portion of the notes at any time on or after September 23, 2008, at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to the redemption date.

         INVESTING IN THE NOTES OR SHARES OF COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 2003

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THOSE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE APPLICABLE DOCUMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
About This Prospectus ...................................             i
Where You Can Find More Information .....................            ii
Special Note Regarding Forward-Looking Statements .......           iii
Summary .................................................             1
Risk Factors ............................................             7
Use of Proceeds .........................................            14
Price Range of Our Common Stock .........................            15
Dividend Policy .........................................            15
Ratios of Earnings to Fixed Charges .....................            16
Description of the Notes ................................            17
Description of Our Capital Stock ........................            36
Certain United States Federal Income Tax Considerations..            38
Certain ERISA Considerations ............................            44
Selling Securityholders .................................            45
Plan of Distribution ....................................            47
Legal Opinion ...........................................            49
Experts .................................................            49

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement on Form S-3 that we and our subsidiary, American Airlines, Inc., filed jointly with the Securities and Exchange Commission (the "SEC") using a "shelf" registration or continuous offering process. Under this shelf process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

         This prospectus provides you with a general description of the securities that the selling securityholders may offer. Each time a selling securityholder sells securities, the selling securityholders are required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

         The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

         References in this prospectus to "AMR," the "Company," "we," "us" and "our" refer to AMR Corporation together with its subsidiaries, unless otherwise specified.

                       WHERE YOU CAN FIND MORE INFORMATION

         We and American Airlines, Inc. file annual, quarterly and special reports, proxy statements (in the case of AMR Corporation only) and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

         We "incorporate by reference" in this prospectus certain documents that we and American Airlines, Inc. file with the SEC, which means:

         - we can disclose important information to you by referring you to those documents;

         - information incorporated by reference is considered to be part of this prospectus, even though it is not repeated in this prospectus; and

         - information that we and American Airlines, Inc. file later with the SEC will automatically update and supersede this prospectus.

         We incorporate by reference the documents listed below and all documents that AMR or American Airlines, Inc. files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this prospectus and prior to the termination of this offering, other than current reports (or portions thereof) furnished under Items 9 or 12 of Form 8-K:

         - Annual Reports of AMR and of American Airlines, Inc. on Form 10-K for the year ended December 31, 2002;

         - Quarterly Reports of AMR and American Airlines, Inc. on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

         - Current Reports of AMR on Form 8-K filed on January 22, 2003, April 1, 2003 (two Reports filed on this date), April 17, 2003 (Report with respect to labor matters), April 23, 2003, April 25, 2003, May 2, 2003, June 11, 2003, June 25, 2003, July 3, 2003
              (8-K/A), July 16, 2003, August 1, 2003, September 18, 2003 and
              October 22, 2003; and

         - Current Reports of American Airlines, Inc. on Form 8-K filed on January 22, 2003, April 1, 2003 (two Reports filed on this date), April 17, 2003, April 23, 2003, April 25, 2003, June 12, 2003,
              June 25, 2003, July 3, 2003 (8-K/A), July 16, 2003, August 1,
              2003 and October 22, 2003.

         You may obtain a copy of these filings (other than their exhibits, unless those exhibits are specifically incorporated by reference in the filings) at no cost by writing or telephoning us at the following address:

                  Corporate Secretary
                  AMR Corporation
                  P.O. Box 619616, Mail Drop 5675
                  Dallas/Fort Worth Airport, Texas 75261-9616
                  (817) 967-1254

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference contain various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. When used in this prospectus and in documents incorporated herein by reference, the words "believes," "expects," "plans," "anticipates," and similar expressions are intended to identify forward-looking statements.

         Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs, expectations as to future financing needs, overall economic conditions and plans and objectives for future operations, the impact on us of the events of September 11, 2001 and of our results of operations for the past two years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured.

         All forward-looking statements in this prospectus and the documents incorporated by reference are based upon information available to us on the date of this prospectus or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expectations.

         The following factors, in addition to other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: the uncertain financial and business environment we face, the struggling economy, high fuel prices and the availability of fuel, the residual effects of the war in Iraq, conflicts in the Middle East, historically low fare levels and the general competitive environment, our ability to implement our restructuring program and the effect of the program on our operational performance and service levels, uncertainties with respect to our international operations, changes in our business strategy, actions by U.S. or foreign government agencies, the possible occurrence of additional terrorist attacks, another outbreak of SARS, our or American Airlines, Inc.'s inability to satisfy existing liquidity requirements or other covenants in certain of our or American Airlines, Inc.'s credit agreements, and the availability of future financing.

         Additional information concerning these and other factors is contained in our and American Airlines, Inc.'s SEC filings, including but not limited to our and American Airlines, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and our and American Airlines, Inc.'s Annual Reports on Form 10-K for the year ended December 31, 2002.

                                     SUMMARY

         This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the documents incorporated by reference in this prospectus, including any incorporated after the date of this prospectus, before making an investment decision.

                                 AMR CORPORATION

         AMR Corporation was incorporated in October 1982. AMR's operations fall almost entirely in the airline industry. AMR's principal subsidiary, American Airlines, Inc., was founded in 1934. On April 9, 2001, American Airlines, Inc. (through a wholly owned subsidiary, TWA Airlines LLC ("TWA LLC")) purchased substantially all of the assets and assumed certain liabilities of Trans World Airlines, Inc. ("TWA"), the eighth largest U.S. carrier. American Airlines, Inc., including TWA LLC (collectively, "American"), is the largest scheduled passenger airline in the world. At the end of 2002, American provided scheduled jet service to more than 152 destinations throughout North America, the Caribbean, Latin America, Europe and the Pacific. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system.

         In addition, AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as "American Eagle" -- American Eagle Airlines, Inc. and Executive Airlines, Inc. (collectively the "American Eagle Carriers"). In addition, American contracts with two independently owned regional airlines which do business as the "AmericanConnection" (the "AmericanConnection Carriers"). The American Eagle Carriers and the AmericanConnection Carriers provide connecting service from eight of American's high-traffic cities to smaller markets throughout the United States, Canada, the Bahamas and the Caribbean.

         AMR Investment Services, Inc., a wholly-owned subsidiary of AMR ("AMR Investment"), is responsible for the investment and oversight of the assets of AMR's defined benefit and defined contribution plans, as well as its short-term investments.

         The postal address for AMR's and American's principal executive offices is P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616 (Telephone:
817-963-1234). Our Internet address is http://www.amrcorp.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

                                    THE NOTES

         This prospectus relates to resales of $300,000,000 aggregate principal amount of the notes and 17,283,000 shares of our common stock issuable upon conversion of the notes at the initial conversion rate, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in this prospectus.

         The following is a brief summary of the terms of the notes. For a more complete description of the notes, see "Description of the Notes" in this prospectus.

Issuer...................  AMR Corporation.

Notes offered............  $300,000,000 aggregate principal amount of 4.25%
                           Senior Convertible Notes due 2023.

Maturity.................  September 23, 2023.

Interest.................  4.25% per year, payable semiannually in arrears on
                           March 23 and September 23 of each year, beginning March 23, 2004. The amount of interest payable is calculated using a 360-day year comprised of twelve 30-day months.

Guarantee................  The notes are unconditionally guaranteed by American
                           Airlines, Inc.

Ranking..................  The notes are our unsecured senior obligations and rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

                           The American Airlines, Inc. guarantee is an unsecured senior obligation of American Airlines, Inc. and ranks equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of American Airlines, Inc. The notes and the guarantee are effectively subordinated to all existing and future secured debt of AMR Corporation and American Airlines, Inc., respectively, to the extent of the security for such secured debt.

                           As of September 30, 2003, there was approximately $13.9 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations) of AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries. As of September 30, 2003, $10.5 billion of the long-term debt (including current maturities) of AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries was secured. Since September 30, 2003, AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries have incurred additional indebtedness. AMR Corporation, American Airlines, Inc. and their respective subsidiaries may incur substantial additional debt, including secured debt, in the future.

                           In addition, the notes and the guarantee are "structurally subordinated" to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR Corporation (other than American Airlines, Inc.) and American Airlines, Inc., respectively.

Conversion rights........  For each $1,000 principal amount of notes surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 57.61 shares of our common stock, subject to adjustment. In lieu of delivering shares of our common stock upon conversion of all or any portion of our notes, we may elect to pay holders surrendering notes cash or a combination of cash and shares of our common stock for the notes surrendered. If we elect to pay holders cash for their notes, the payment will be based on the average closing sale price of our common stock for the five consecutive trading days immediately following either:

                           - the date of our notice of our election to deliver cash, which we must give within two business days after receiving a conversion notice, unless we have earlier given notice of redemption as described in this prospectus; or

                           - the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter.

                           The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued and unpaid interest. Upon conversion, a holder will not receive any payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by the shares of common stock received by the holder on conversion.

                           Holders may surrender notes for conversion into our shares of common stock in any calendar quarter commencing after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the conversion price per share of common stock on the last trading day of such preceding calendar quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time thereafter at the option of the holder, through maturity. The conversion price per share as of any day will equal $1,000 divided by the conversion rate (initially 57.61, but subject to the adjustments described herein, including any adjustments to the conversion rate through that day).

                           Holders may also surrender notes for conversion during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that trading day period was less than 98% of the product of the closing sale price for our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes; if on the date of any such conversion, the closing sale price of our common stock is greater than the conversion price, then holders will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of such notes, plus accrued and unpaid interest, if any, as of the conversion date. See "Description of the Notes -- Conversion Rights."

                           Notes or portions of notes in integral multiples of $1,000 principal amount called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make certain distributions to our stockholders, or if we are a party to certain consolidations, mergers or binding share exchanges, in addition to any adjustment to the conversion rate as a result of such distribution, consolidation, merger or exchange, notes may be surrendered for conversion, as provided in "Description of the Notes -- Conversion Rights." The ability to surrender notes for conversion will expire at the close of business on September 17, 2023.

Redemption of notes at     We may redeem for cash all or a portion of the notes
our option...............  at any time on or after September 23, 2008, at redemption prices equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, to the applicable redemption date. See "Description of the Notes -- Redemption of
                           Notes at Our Option."

Purchase of the notes by   Holders may require us to purchase all or a portion
AMR at option of the       of their notes on each of September 23, 2008, 2013
holder...................  and 2018 at a price equal to 100% of the principal amount of notes being purchased, plus, in each case, accrued and unpaid interest, if any, to the purchase date.

                           We may, at our option, choose to pay the purchase price in cash or shares of our common stock or in a combination of cash and shares of our common stock. See "Description of the Notes -- Purchase of Notes by AMR at the Option of the Holder."

Change in control........  Upon a change in control of AMR or American Airlines,
                           Inc., holders may require us to purchase all or a portion of their notes at a price equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder" for a description of the events that would constitute such a "change in control." We may at our option choose to pay the purchase price for any such notes in cash or shares of common stock or any combination thereof.

DTC eligibility..........  The notes were issued in fully registered book-entry form and are represented by one or more permanent global notes without coupons. Global notes are deposited with a custodian for and registered in the name of a nominee of DTC. Beneficial interests in global notes are shown on, and transfers thereof are effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of the Notes -- Book-Entry System."

Registration rights......  We and American Airlines, Inc., for the benefit of holders, have agreed to file with the SEC within 90 days after the date of the original issuance of the notes, a shelf registration statement, of which this prospectus is a part, covering resales of the notes and the shares of our common stock issuable upon conversion of the notes. We have agreed to use our reasonable efforts to cause the shelf registration statement to become effective within 180 days after the original issuance and keep such shelf registration statement effective until the earlier of
                           (i) the sale pursuant to the shelf registration statement of all the notes and the shares of common stock issuable upon conversion of the notes, and (ii) the expiration of the holding period applicable to such securities held by non-affiliates of AMR under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. See "Description of the Notes -- Registration Rights."

Sinking fund.............  None.

Trading..................  We do not intend to list the notes on any national securities exchange. The notes are currently eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") system of the National Association of Securities Dealers, Inc.; however, notes sold using this prospectus will no longer be eligible for trading on PORTAL. The notes are securities for which there is currently no public market.

Common Stock.............  Our common stock is traded on the New York Stock
                           Exchange under the symbol "AMR."

Use of proceeds..........  The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock issuable upon conversion of the notes offered by this prospectus. We will not receive any proceeds. For more information, see "Use of Proceeds."

                                  RISK FACTORS

         In considering whether to purchase the notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus, including but not limited to, our and American's reports on Form 10-K for the year ended December 31, 2002 and our and American's reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. In addition, you should carefully consider the risk factors described below, along with any risk factors that may be included in a supplement to this prospectus or in our future reports to the SEC.

                    RISK FACTORS RELATING TO AMR AND AMERICAN

         As used in these Risk Factors Relating to AMR and American, the word "American" refers only to American Airlines, Inc., and does not include any current or future subsidiary of American Airlines, Inc.

WE HAVE INCURRED SIGNIFICANT LOSSES.

         We incurred operating losses of approximately $617 million in the first nine months of 2003, $3.3 billion in 2002 and $2.5 billion in 2001. We incurred net losses of approximately $1.1 billion in the first nine months of 2003, $3.5 billion in 2002 and $1.8 billion in 2001. Our 2003 results include the benefit of $358 million in security costs reimbursements we received in May under the Emergency Wartime Supplemental Appropriations Act, 2003.

         In addition to the residual effects of the September 11, 2001 terrorist attacks, the war in Iraq and concerns about another outbreak of SARS, our revenues continue to be negatively impacted by the economic slowdown (seen largely in decreased business travel), reduced fares and increased competition. We need to see a combination of continued improvement in the revenue environment, cost reductions and productivity improvements before we can return to sustained profitability at acceptable levels.

WE NEED TO RAISE ADDITIONAL FUNDS TO MAINTAIN SUFFICIENT LIQUIDITY.

         Our recent losses, coupled with capital expenditures, have significantly reduced our liquidity at a time when the savings from our cost reduction program are phasing in, our revenues are depressed relative to historical levels and our access to the capital markets is more limited than in the past. Moreover, we will need additional liquidity because we have significant debt obligations maturing in the next several years, including $154 million in the fourth quarter of 2003, $594 million in 2004, $1.4 billion in 2005 (including $834 million drawn under American's bank credit facility), $1.2 billion in 2006 and $1.1 billion in 2007, as well as substantial, and increasing, pension funding obligations. Our 2003 minimum required contributions to our defined benefit pension plans were approximately $186 million (all of which had been contributed by September 15, 2003) and our estimated 2004 minimum required contributions to our defined benefit pension plans are between $550 and $650 million. In addition, in 2003, we have contributed $145 million to our defined contribution pension plans. Due to uncertainties regarding significant assumptions involved in estimating future required contributions, such as pension plan benefit levels, interest rate levels and the amount and timing of asset returns, we are not able to reasonably estimate the amount of future required contributions to our defined benefit contribution plans beyond 2004. However, based on the current regulatory environment and market conditions, we expect our 2005 minimum required pension contributions to our defined benefit pension plans to significantly exceed our 2004 minimum required contributions.

         To maintain sufficient liquidity as our cost savings phase in and we implement our plan to return to sustained profitability, we will need continued access to additional funding, most likely through a combination of financings (such as that resulted from issuance of the notes) and asset sales. We cannot be sure that our recent unit revenue improvements will continue or that we will be able to raise such financing or effect such sales on acceptable terms. In particular, if our revenue environment deteriorates beyond normal seasonal trends, or we are unable to access the capital markets or sell assets, we may be unable to fund our obligations and sustain our operations.

         In addition, a covenant in American's $834 million bank credit facility (which is fully drawn) requires American to maintain at all times at least $1 billion of available unrestricted cash and short-term investments. While at September 30, 2003, we had $2.7 billion of available cash and short-term investments (and an additional $540 million of restricted cash and short-term investments), we cannot be sure that we will continue to satisfy this liquidity covenant until the amounts outstanding under the bank credit facility are repaid. Failure to do so would result in a default under our bank credit facility and a significant amount of our other debt.

LINGERING EFFECTS OF TERRORIST ATTACKS, WAR IN IRAQ, WEAK U.S. ECONOMY AND SARS CONCERNS HAVE DEPRESSED DEMAND FOR AIR TRAVEL, PARTICULARLY BUSINESS TRAVEL.

         A combination of factors has depressed the demand for air travel and, in particular, business travel. Because we have in recent years tailored our network, product, schedule and pricing strategies to the business travel market, reduced demand for business travel has affected us more than most other carriers. These factors include the lingering effects of the September 11, 2001 terrorist attacks, the war in Iraq, the weak U.S. economy and, to a lesser extent, concerns about another outbreak of SARS. The terrorist attacks of September 11, 2001 accelerated and exacerbated an existing trend of decreased demand and reduced industry revenues. Additional terrorist attacks, even if not directed at the airline industry, the fear of such attacks (which could escalate at times of international crises or U.S. military involvement in overseas hostilities), or continuing weakness in the U.S. and global economy or other events that affect travel, particularly business travel, could have a material adverse impact on our business, financial condition and results of operations, and on the airline industry in general.

OUR REDUCED PRICING POWER ADVERSELY AFFECTS OUR ABILITY TO ACHIEVE ADEQUATE PRICING, ESPECIALLY WITH RESPECT TO BUSINESS TRAVEL.

         We have reduced pricing power, resulting mainly from greater cost sensitivity on the part of travelers, especially business travelers, and increasing competition from low cost carriers. The percentage of our routes on which we compete with carriers having substantially lower operating costs has grown significantly over the past decade. We now compete with low cost carriers on most of our domestic network. At the same time, the continuous increase in pricing transparency resulting from the use of the Internet has enabled cost conscious customers to more easily obtain the lowest fare on any given route.

WE COMPETE WITH CARRIERS NOW OR RECENTLY IN BANKRUPTCY, WHICH MAY BE A COMPETITIVE DISADVANTAGE.

         We must compete with carriers that have recently reorganized or are reorganizing under the protection of Chapter 11 of the Bankruptcy Code, including United Airlines, the second largest air carrier. It is possible that our other competitors may seek to reorganize in or out of Chapter 11. Successful completion of such reorganizations could present us with competitors with operating costs derived from renegotiated labor, supply, and financing contracts that may be below our reduced cost structure. In addition, in the past, air carriers involved in reorganizations have often undertaken substantial fare discounting to maintain cash flows and to enhance customer loyalty. Fare sales (including fare sales initiated by carriers in reorganization) have been significant and widespread and have further lowered yields for all carriers, including us. These competitive pressures may limit our ability to adequately price our services and could have a material adverse impact on our business, financial condition and results of operations.

OUR CREDIT RATINGS ARE BELOW INVESTMENT GRADE AND OUR ACCESS TO THE CAPITAL MARKETS IS MORE LIMITED AND ON LESS FAVORABLE TERMS THAN IN THE PAST.

         Since the September 11, 2001 terrorist attacks, AMR's senior unsecured rating has been lowered by Moody's from Baa3 to Caa2, and AMR's senior unsecured credit rating has been lowered by Standard & Poor's from BBB- to CCC (recently increased from CC). The ratings on American's debt have also been lowered. These reductions have increased our borrowing costs and limited the borrowing options available to us. Additional significant reductions in AMR's or American's credit ratings would further increase borrowing or other costs and further restrict the availability of future financing. Moody's has given AMR and American a negative ratings outlook, while Standard & Poor's has given us a stable outlook.

         Our ability to obtain future financing or to sell assets may also be adversely affected because we have fewer unencumbered assets available to us than in years past. In recent years, we have encumbered a large portion of our aircraft assets (including virtually all of our aircraft eligible for the benefits of Section 1110 of the

Bankruptcy Code). While we have other unencumbered assets that could be encumbered or sold, our ability to borrow on or sell those assets on acceptable terms is uncertain, and in any event those assets may not maintain their current market value.

WE ARE BEING ADVERSELY AFFECTED BY INCREASES IN FUEL PRICES.

         Our operations are significantly affected by the price and availability of jet fuel. During the first nine months of 2003, our aircraft fuel expense increased 10.5%, or $197 million, compared to the first nine months of 2002, due primarily to a 18.3% increase in American's average price per gallon of fuel. Due to the competitive nature of the airline industry, our ability to pass on increased fuel prices to our customers by increasing fares is uncertain. Likewise, any potential benefit of lower fuel prices may be offset by increased fare competition and lower revenues for all air carriers.

         As of September 30, 2003, we had hedged approximately 28% of our expected fuel needs for the remainder of 2003, approximately 20% of our expected first quarter 2004 fuel needs, and an insignificant percentage of our expected fuel needs beyond March 31, 2004. Beginning in March 2003, we revised our hedging strategy and, in June 2003, terminated substantially all of our contracts with maturities beyond March 2004. Commencing in October 2003, the Company began to enter into new fuel hedging contracts with maturities beyond March 2004 for a portion of its future fuel requirements.

         While we do not currently anticipate a significant reduction in fuel availability, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. If there are new outbreaks of hostilities or other conflicts in oil producing areas or elsewhere, there could be reductions in the production and/or importation of crude oil and/or significant increases in the cost of fuel. If there were major reductions in the availability of jet fuel or significant increases in its cost, our business, as well as that of the entire industry, would be adversely affected.

OUR INSURANCE COSTS HAVE INCREASED SUBSTANTIALLY AND FURTHER INCREASES IN INSURANCE COSTS OR REDUCTIONS IN COVERAGE COULD HAVE A MATERIAL ADVERSE IMPACT ON US.

         We carry insurance for public liability, passenger liability, property damage and all-risk coverage for damage to our aircraft. As a result of the September 11, 2001 terrorist attacks, aviation insurers have significantly reduced the amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage). At the same time, they have significantly increased the premiums for such coverage as well as for aviation insurance in general. The U.S. government has provided commercial war-risk insurance for U.S. based airlines until December 10, 2003, covering losses to crew members, passengers, third parties and aircraft. We believe this insurance coverage will be extended beyond December 10, 2003 because the Emergency Wartime Supplemental Appropriations Act, 2003 provides for the insurance to remain in place until August 31, 2004, and the Department of Transportation has stated its intent to do so. In addition, the Secretary of Transportation may extend the policy until December 31, 2004, at his discretion. However, there is no assurance that it will be extended. In the event the U.S. government sponsored insurance is not so extended or the commercial insurance carriers further reduce the amount of insurance coverage available to us or significantly increase the cost of aviation insurance, our business, financial condition and results of operations would be materially adversely affected.

OUR INDEBTEDNESS AND OTHER OBLIGATIONS ARE SUBSTANTIAL AND COULD AFFECT OUR BUSINESS.

         We have now and will continue to have a significant amount of indebtedness. As of September 30, 2003, we had approximately $13.9 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations). AMR, American and their respective subsidiaries may incur substantial additional debt, including secured debt, in the future. Our substantial indebtedness could have important consequences. For example, it could:

         - limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

         - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the funds available to us for other purposes;

         - make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions; and

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

         Any of the foregoing could adversely affect our business and our ability to service our debt, including the notes.

THE AIRLINE INDUSTRY IS FIERCELY COMPETITIVE.

         On most of our domestic non-stop routes, we face competing service from at least one, and sometimes more than one, domestic airline, including: AirTran, Alaska Airlines, America West Airlines, Continental Airlines, Delta, JetBlue, Northwest Airlines, Southwest Airlines, United Airlines and US Airways, and their affiliated regional carriers. We face even greater competition between cities that require a connection, where all major airlines may compete via their respective hubs. We also compete with national, regional, all-cargo and charter carriers and, particularly on shorter routes, ground transportation, as well as with foreign airlines and numerous U.S. carriers on our international routes. On all of our routes, pricing decisions are affected, in large part, by competition from other airlines. On most of our domestic network, we compete with airlines that have cost structures significantly lower than ours and can therefore operate profitably at lower fare levels.

         We also encounter substantial price competition. Historically, fare discounting by competitors has affected our financial results negatively because we are generally required to match competitors' fares to maintain passenger traffic. During recent years, a number of new low cost carriers have entered the domestic market, and several major airlines have implemented efforts to lower their cost structures.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

         Airlines are subject to extensive regulatory requirements that result in significant costs. For example, the Federal Aviation Administration from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures. These requirements cover, among other things, modifications to improve cockpit security, enhanced ground proximity warning systems, McDonnell Douglas MD-80 metal-mylar insulation replacement, McDonnell Douglas MD-80 main landing gear piston improvements, Boeing 757 and Boeing 767 pylon improvements, Boeing 737 elevator and rudder improvements, inspections to monitor Airbus A300 vertical stabilizers and Airbus A300 structural improvements. We expect to continue incurring expenses to comply with these requirements and other FAA regulations.

         Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. In addition, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurance that laws or regulations enacted in the future will not adversely affect us.

                        RISK FACTORS RELATED TO THE NOTES

         As used in the description of these Risk Factors Related to the Notes, the words "AMR" and "American" refer only to AMR Corporation and American Airlines, Inc., respectively, and do not include any current or future subsidiary of either corporation.

THE NOTES ARE UNSECURED, ARE EFFECTIVELY SUBORDINATED TO AMR'S AND AMERICAN'S SECURED INDEBTEDNESS, AND ARE STRUCTURALLY SUBORDINATED TO OBLIGATIONS OF AMR'S AND AMERICAN'S SUBSIDIARIES.

         The notes and the American guarantee represent unsecured senior obligations and rank equal in right of payment with all the existing and future unsecured and unsubordinated indebtedness of AMR and American, respectively. However, the notes and the American guarantee are effectively subordinated to all existing and future secured debt of AMR and American, respectively, to the extent of the security for such secured debt. As of September 30, 2003, there was approximately $13.9 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations) of AMR, American and their consolidated subsidiaries. As of September 30, 2003, $10.5 billion of the long-term debt (including current maturities) of AMR, American and their consolidated subsidiaries was secured. Since September 30, 2003, AMR, American and their consolidated subsidiaries have incurred additional indebtedness. AMR, American and their respective subsidiaries may incur substantial additional debt, including secured debt, in the future. In the event of any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding involving AMR or American, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, there would likely not be sufficient assets to pay the full amounts due on the notes and, if so, holders of notes would receive less, ratably, than holders of secured indebtedness.

         In addition, the notes and the American guarantee are "structurally subordinated" to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR (other than American) and American, respectively. Such subordination occurs because, as a general matter, claims of creditors of a subsidiary which is not a guarantor of parent company debt, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company.

         Moreover, if we fail to deliver our common stock upon conversion of a note and thereafter become the subject of bankruptcy proceedings, a holder's claim for damages arising from such failure could be subordinated to all of our and our subsidiaries' existing and future obligations.

WE ARE DEPENDENT ON OUR SUBSIDIARIES BECAUSE OF OUR HOLDING COMPANY STRUCTURE.

         AMR conducts all of its business through its wholly owned operating subsidiaries, including American. AMR does not maintain a borrowing facility and is dependent on the cash flow generated by the operations of its subsidiaries and on dividends and other payments to it from its subsidiaries to meet its liquidity needs and debt service obligations, including payment of the notes. American is a separate and distinct legal entity and although it has unconditionally guaranteed payment of the notes, due to limitations and restrictions in its debt instruments, it may be unable to pay any amounts due on its guarantee or to provide AMR with funds for AMR's payment obligations on the notes, by dividend, distribution, loan or other payment. No other subsidiary of AMR or American is guaranteeing the notes. Future borrowings by AMR, American and AMR's other subsidiaries may include additional restrictions. In addition, under applicable state law, American and AMR's other subsidiaries may be limited in the amounts they are permitted to pay as dividends on their capital stock.

THE NOTES DO NOT HAVE THE BENEFIT OF RESTRICTIVE COVENANTS.

         AMR, American and their respective subsidiaries are not restricted by the notes or the indenture from incurring indebtedness. In addition, the notes and the indenture do not restrict the ability of AMR, American or their respective subsidiaries to incur liens or otherwise encumber or sell their assets. Engaging in such a transaction may have the effect of reducing the amount of proceeds distributable to holders of the notes in connection with any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding involving AMR or American. In addition, the indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by AMR, American or any of their respective subsidiaries.

WE MAY NOT BE ABLE TO PURCHASE THE NOTES UPON AN AGREED PURCHASE DATE OR A CHANGE IN CONTROL, AND MAY NOT BE OBLIGATED TO PURCHASE THE NOTES UPON CERTAIN TRANSACTIONS.

         On each of September 23, 2008, 2013 and 2018, holders of the notes may require AMR to purchase their notes. In addition, holders of the notes may require AMR to purchase their notes upon a change in control as defined in the indenture. AMR and American might not have sufficient funds to make the required purchase of the notes and may be required to secure third-party financing to do so. However, AMR and American may not be able to obtain such financing on acceptable terms, or at all. Moreover, AMR's ability to fund a required purchase of the notes upon a change in control or to secure third-party financing to do so may be adversely affected to the extent that AMR's or its subsidiaries' current or future debt instruments also require the repayment of such debt upon the occurrence of such a change in control. In addition, AMR's ability to repurchase the notes when required, including upon a change in control under the indenture, may be restricted by law or by the terms of agreements to which AMR or its subsidiaries are now and may hereafter be parties. The failure to repurchase the notes when required would constitute an event of default under the indenture, which might in turn constitute a default under the terms of other indebtedness of AMR or its subsidiaries. Further, certain important corporate events, such as a spin-off transaction, a reorganization or a leveraged recapitalization that would increase the level of AMR's indebtedness, may not constitute a change in control under the indenture and would not trigger AMR's obligation to repurchase the notes. See "Description of Notes -- Purchase of Notes by AMR at the Option of the Holder" and " -- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder."

BECAUSE THERE IS NO PUBLIC MARKET FOR THE NOTES, AND THE NOTES ARE SUBJECT TO TRANSFER RESTRICTIONS, HOLDERS MAY NOT BE ABLE TO RESELL THE NOTES EASILY OR AT A FAVORABLE PRICE.

         The notes are a new issue of securities for which there is no trading market. Although the notes are currently eligible for trading on PORTAL, any notes resold under this prospectus will no longer be eligible for trading on PORTAL. We do not intend to apply for listing of the notes on any securities exchange or other stock market. Although the initial purchaser of the notes has advised us that it intends to make a market for the notes, it is not obligated to do so. The initial purchaser could stop making a market in the notes at any time without notice. Accordingly, a market for the notes may not develop, and we are not certain of the liquidity of any market that may develop, the ability of holders to sell their notes or the price at which holders would be able to sell their notes. If a market were to develop, the market price for the notes may be adversely affected by, among other factors, changes in our financial performance or prospects, changes in our credit ratings, changes in the overall market for similar securities, changes in interest rates and the financial performance or prospects of other airlines.

         We have the right, pursuant to the registration rights agreement, to suspend the use of the shelf registration statement of which this prospectus is a part in certain circumstances. During such a suspension, holders would not be able to sell any notes or shares of common stock issuable upon conversion of the notes. See "Description of the Notes -- Registration Rights."

WE EXPECT THAT THE TRADING VALUE OF THE NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK AND THE AVAILABILITY OF SHARES FOR SALE IN THE MARKET.

         The market price of the notes is expected to be significantly affected by the market price of our common stock, which has been volatile. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue.

         The sale or availability for sale of substantial amounts of our common stock also could adversely impact its price. AMR maintains various plans providing for the grant of stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. As of September 30, 2003, under such plans approximately 74.6 million shares of common stock were subject to outstanding options, deferred stock awards and other stock-based awards. This includes approximately 37.9 million shares subject to options issued to employees (excluding officers) pursuant to the modified labor agreements entered into in April 2003, which will vest over a three year period and expire on April 17, 2013. In addition, AMR issued approximately 2.5 million shares of our common stock to certain vendors, lessors, lenders and suppliers with whom AMR and its subsidiaries have reached concessionary agreements.

UNDER FRAUDULENT CONVEYANCE LAWS, A COURT COULD VOID OBLIGATIONS UNDER THE AMERICAN GUARANTEE.

         Under the federal bankruptcy laws and comparable provisions of state fraudulent conveyance or fraudulent transfer laws, a court could void obligations under the American guarantee, subordinate those obligations to pari passu or more junior obligations of American or require holders of the notes to repay any payments made pursuant to the guarantee, if an unpaid creditor or representative of creditors, such as a trustee in bankruptcy of American as a debtor-in-possession, claims that the guarantee constituted a fraudulent conveyance or fraudulent transfer. For this claim to succeed, the claimant must generally show that:

         - American did not receive fair consideration or reasonably equivalent value in exchange for the guarantee; and

         -    at the time the guarantee was issued, American:

              -    was insolvent;

              -    was rendered insolvent by reason of the guarantee;

              - was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

              - intended to incur, or believed that it would incur, debts beyond its ability to pay them as the debts matured.

         The measure of insolvency for these purposes will depend upon the law of the jurisdiction being applied. Generally, however, an obligor will be considered insolvent for these purposes if:

         - the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation;

         - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

         -    it could not pay its debts as they become due.

         Moreover, regardless of solvency, a court could void an incurrence of indebtedness, including under the American guarantee, if it determined that the transaction was made with intent to hinder, delay or defraud American's creditors.

                                 USE OF PROCEEDS

         The selling securityholders will receive all of the proceeds from the sale of the notes and the common stock issuable upon conversion of the notes offered by this prospectus. We will not receive any proceeds. We used the net proceeds from the initial issuance of the notes for working capital and general corporate purposes. See "Selling Securityholders" for a list of entities receiving proceeds from the sale of the notes and the common stock issuable upon conversion of the notes.

                         PRICE RANGE OF OUR COMMON STOCK

         Our common stock is traded on the New York Stock Exchange ("NYSE") under the symbol "AMR." The following table sets forth for the periods indicated below the high and low closing prices for our common stock as reported by the New York Stock Exchange.

                                                      HIGH     LOW
                                                     ------   ------
FISCAL YEAR ENDED DECEMBER 31, 2001

  First Quarter ..................................   $43.75   $31.06

  Second Quarter .................................    39.38    33.24

  Third Quarter ..................................    37.94    17.90

  Fourth Quarter .................................    23.34    16.49

FISCAL YEAR ENDED DECEMBER 31, 2002

  First Quarter ..................................   $29.05   $21.92

  Second Quarter .................................    25.56    16.00

  Third Quarter ..................................    15.93     3.60

  Fourth Quarter .................................     8.25     3.15

FISCAL YEAR ENDING DECEMBER 31, 2003

  First Quarter ..................................   $ 6.95   $ 1.41

  Second Quarter .................................    11.32     3.00

  Third Quarter ..................................    13.23     8.04

  Fourth Quarter (through October 23, 2003) ......    14.90    11.67

         In March 2003, Standard and Poor's removed our common stock from the S&P 500 index.

                                 DIVIDEND POLICY

         We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

                       RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratios of earnings to fixed charges of AMR and of American for the periods indicated:

                                          YEAR ENDED DECEMBER 31,       NINE MONTHS ENDED
                                     1998   1999   2000   2001   2002   SEPTEMBER 30, 2003
                                     ----   ----   ----   ----   ----   ------------------
Ratio of Earnings to Fixed Charges
     AMR .........................   2.55   1.72   1.87    (1)    (3)           (5)
     American ....................   2.82   1.95   2.07    (2)    (4)           (6)

         (1) For the year ended December 31, 2001, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $2,900 million to achieve a ratio of earnings to fixed charges of 1.0.

         (2) In April 2001, the board of directors of American approved the unconditional guarantee by American (the "American Guarantee") of the existing debt obligations of AMR. As such, as of December 31, 2001, American unconditionally guaranteed through the life of the related obligations approximately $676 million of unsecured debt and approximately $573 million of secured debt. The impact of these unconditional guarantees is not included in the above computation. For the year ended December 31, 2001, earnings were not sufficient to cover fixed charges. American needed additional earnings of $2,584 million to achieve a ratio of earnings to fixed charges of 1.0.

         (3) For the year ended December 31, 2002, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $3,946 million to achieve a ratio of earnings to fixed charges of 1.0.

         (4) At December 31, 2002, American's exposure under the American Guarantee was approximately $636 million with respect to unsecured debt and approximately $538 million with respect to secured debt. For the year ended December 31, 2002, earnings were not sufficient to cover fixed charges. American needed additional earnings of $3,749 million to achieve a ratio of earnings to fixed charges of 1.0.

         (5) For the nine months ended September 30, 2003, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $1,171 million to achieve a ratio of earnings to fixed charges of 1.0.

         (6) At September 30, 2003, American's exposure under the American Guarantee was approximately $936 million with respect to unsecured debt and approximately $503 million with respect to secured debt. For the nine months ended September 30, 2003, earnings were not sufficient to cover fixed charges. American needed additional earnings of $1,239 million to achieve a ratio of earnings to fixed charges of 1.0.

         For purposes of the table, "earnings" represents consolidated income from continuing operations before income taxes, extraordinary items, cumulative effect of accounting change and fixed charges (excluding interest capitalized). "Fixed charges" consists of interest expense (including interest capitalized), amortization of debt expense and the portion of rental expense we deem representative of the interest factor.

                            DESCRIPTION OF THE NOTES

         We issued the notes under an indenture, dated as of September 23, 2003, among us, as issuer, American Airlines, Inc., as guarantor, and Wilmington Trust Company, as trustee. The following summarizes the material provisions of the notes. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they, and not this description, define your rights as a note holder. A copy of the indenture is available upon request to us. As used in this description of the notes, the words "we," "us," "our," or "AMR" refer only to AMR Corporation and do not include any current or future subsidiary of AMR Corporation, and references to "American Airlines, Inc." refer only to American Airlines, Inc. and do not include any current or future subsidiary of American Airlines, Inc.

GENERAL

         The notes are limited to $300,000,000 aggregate principal amount. The notes will mature on September 23, 2023. The notes are in denominations of $1,000 and integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent, which initially is an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

         The notes bear interest at the rate of 4.25% per year from the issue date or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on March 23 and September 23 of each year, commencing on March 23, 2004, to holders of record at the close of business on the March 8 or September 8 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day as if made on the date such payment was due and no interest will accrue for the period from and after the interest payment date, maturity date, purchase date or repurchase date, as the case may be, to the date of payment on the next succeeding business day. The amount of interest will be calculated using a 360-day year comprised of twelve 30-day months.

         Interest will cease to accrue on a note upon its maturity, conversion, purchase by us at the option of a holder or redemption. We may not reissue a note that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

         Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

         The indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt, securing our debt or the issuance or repurchase of our securities (other than the notes). The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control except to the extent described under " -- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder."

GUARANTEE

         American Airlines, Inc. unconditionally guarantees, on an unsecured basis, the performance and full and punctual payment when due, whether at stated maturity or otherwise, of all our obligations under the indenture (including obligations to the trustee) and the notes, whether for payment of principal of or interest on or any additional amounts in respect of the notes, expenses, indemnification or otherwise. American Airlines, Inc. agrees to pay, in addition to the amount stated above, any and all costs and expenses incurred by the trustee or the holders in enforcing their rights under the note guarantee. The guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by American Airlines, Inc. without rendering the guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

RANKING

         The notes are our unsecured senior obligations and rank equal in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness. The American Airlines, Inc. guarantee is an unsecured senior obligation of American Airlines, Inc. and ranks equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of American Airlines, Inc. The notes and the guarantee are effectively subordinated to all existing and future secured debt of AMR Corporation and American Airlines, Inc., respectively, to the extent of the security for such secured debt.

         As of September 30, 2003, there was approximately $13.9 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations) of AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries. As of September 30, 2003, $10.5 billion of the long-term debt (including current maturities) of AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries was secured. Since September 30, 2003, AMR Corporation, American Airlines, Inc. and their consolidated subsidiaries have incurred additional indebtedness. AMR Corporation, American Airlines, Inc. and their respective subsidiaries may incur substantial additional debt, including secured debt, in the future.

         In addition, the notes and the guarantee are "structurally subordinated" to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR Corporation (other than American Airlines, Inc.) and American Airlines, Inc., respectively.

CONVERSION RIGHTS

         A holder may convert notes, in multiples of $1,000 principal amount, into common stock only if at least one of the conditions described below is satisfied. In addition, a holder may convert a note only until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the note, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

         The initial conversion rate is 57.61 shares of common stock per each $1,000 principal amount of notes, subject to adjustment upon the occurrence of certain events described below (the "conversion rate"). A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing sale price of our common stock on the trading day immediately preceding the conversion date. Upon a conversion, we will have the option to deliver cash, shares of our common stock or a combination of cash and shares of our common stock as described below. The ability to surrender notes for conversion will expire at the close of business on September 17, 2023.

         To convert a note into shares of common stock, a holder must:

         - complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

         -     surrender the note to the conversion agent;

         - if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

         -     if required, pay all transfer or similar taxes.

         If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

         On conversion of a note, except as described below, a holder will not receive any payment representing accrued and unpaid interest. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or, at our option, cash in lieu thereof), together with any cash payment of such holder's fractional shares, will be deemed to satisfy:

         -     our obligation to pay the full principal amount of the note; and

         - except as described below, our obligation to pay accrued and unpaid interest attributable to the period from the issue date through the conversion date.

         As a result, except as described below, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date, except for notes to be redeemed within this period, must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes so converted.

         In lieu of delivery of shares of our common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash for each $1,000 principal amount of notes equal to the average closing sale price of our common stock for the five consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash as described below, if we have not given notice of redemption, or (b) the conversion date, if we have given notice of redemption specifying that we intend to deliver cash upon conversion thereafter, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the date on which we receive a conversion notice of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the notes as described under " -- Redemption of Notes at Our Option." If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. If an event of default, as described under " -- Events of Default and Acceleration" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes or portion of a note (other than cash for fractional shares).

         For a discussion of the tax treatment of a holder surrendering notes for conversion, see "Certain United States Federal Income Tax Considerations -- Conversion of Notes."

         A "business day" is any weekday that is not a day on which banking institutions in the city of New York are authorized or obligated to close. A "trading day" is any day on which the NYSE is open for trading or, if the applicable security is admitted for trading or quoted on the NASDAQ National Market, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

         The conversion rate will not be adjusted for accrued and unpaid interest. We will, however, adjust the conversion rate, as provided in the indenture, for:

                  (1) dividends or distributions on our common stock payable in our common stock or other capital stock of AMR;

                  (2) subdivisions, combinations or certain reclassifications of our common stock;

                  (3) distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days of such distribution at a price per share less than the then current sale price (as defined in the indenture); provided however that if such rights are exercisable only upon the occurrence of a triggering event, then the conversion price will not be adjusted until such triggering event occurs;

                  (4) distributions to all holders of our common stock of cash, assets (including shares of capital stock of a subsidiary), or debt securities issued by us (but excluding those rights, dividends and distributions referred to above); and

                  (5) the purchase of our common stock pursuant to a tender offer or exchange offer for our common stock (excluding odd lots of common stock) made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; provided that for purposes of this paragraph, purchases pursuant to a stock buyback program shall not constitute a tender or exchange offer.

However, no adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

         In the event that we elect to make a distribution to all holders of shares of our common stock pursuant to clause (3) or (4) of the preceding paragraph, which, in the case of clause (4), has a per share value equal to more than 15% of the closing sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

         In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the ten trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted or, if not so listed or quoted, otherwise as provided in the indenture.

         The indenture permits us to increase the conversion rate from time to time.

         In addition, the indenture provides that upon conversion of the notes, the holders of such notes will receive, in addition to the shares of common stock issuable upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

         -     the issuance of the rights;

         - the distribution of separate certificates representing the rights;

         - the exercise or redemption of such rights in accordance with any rights agreement; or

         -     the termination or invalidation of the rights.

         Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend upon:

         - a taxable distribution to holders of common stock which results in an adjustment of the conversion rate;

         -     an increase in the conversion rate at our discretion; or

         -     failure to adjust the conversion rate in some instances.

         See "Certain United States Federal Income Tax Considerations -- Constructive Dividend."

         If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets pursuant to which our common stock is converted to cash, securities or other assets, the right to convert a note into common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of AMR or another person which the holder would have received if the holder had converted the holder's note immediately prior to the applicable record date for the transaction. See " -- Conversion Upon Occurrence of Certain Corporate Transactions" below. However, if such transaction constitutes a change in control of AMR, the holder also will be able to require us to purchase all or a portion of such holder's notes as described under " -- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder."

         No adjustment in the conversion rate is required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

         Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

         The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If one or more of the conditions to the conversion of the notes has been satisfied as described below, we will promptly notify the holders of the notes thereof and use our reasonable best efforts to post this information on our website or otherwise publicly disclose this information.

         Conversion Based on Common Stock Price. Holders may surrender notes for conversion into our shares of common stock in any calendar quarter commencing after September 30, 2003 if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the conversion price per share of common stock on the last trading day of such preceding calendar quarter. If the foregoing condition is satisfied, then the notes will be convertible at any time thereafter at the option of the holder, through maturity.

         The conversion price per share as of any day is equal to $1,000 divided by the number of shares of common stock issuable upon conversion on that day of a note with a principal amount of $1,000. The closing sale price of our common stock on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the NYSE or other principal national securities exchange on which the common stock is listed or, if our common stock is not listed on a national securities exchange, as reported by the NASDAQ National Market or otherwise as provided in the indenture.

         Conversion Based on Trading Price of the Notes. Holders may surrender notes for conversion prior to maturity during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that trading day period was less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of notes (the "trading price condition").

         If on the date of any conversion pursuant to the trading price condition, the closing sale price of our common stock is greater than the conversion price, then holders will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the principal amount of such notes, plus accrued and unpaid interest, if any, as of the conversion date ("Principal Value Conversion"). We will notify holders that surrender their notes for conversion, if it is a Principal Value Conversion, by the second trading day following the date of conversion, whether we will pay them all or a portion of the principal amount of such notes, plus accrued and unpaid interest, if any, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a Principal Value Conversion will be valued at the greater of the conversion price on the conversion date and the applicable stock price as of the conversion date. We will pay such holders any portion of the principal amount of such notes, plus accrued and unpaid interest, if any, to be paid in cash and deliver common stock with respect to any portion of the principal amount of such notes, plus accrued and unpaid interest, if any, to be paid in common stock no later than the third business day following the determination of the applicable stock price.

         The "applicable stock price" means, in respect of a date of determination, the average of the closing sale price per share of common stock over the five-trading day period starting the third trading day following such date of determination.

         The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

         In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

         Conversion Based on Redemption. A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

         Conversion Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets pursuant to which our common stock is to be converted to cash, securities or other assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of AMR or another person which the holder would have received if the holder had converted the holder's notes immediately prior to the applicable record date for the transaction. If such transaction also constitutes a change in control of AMR or of American Airlines, Inc., the holder also will be able to require us to purchase all or a portion of such holder's notes as described under " -- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder."

         The notes are also convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above under " -- Conversion Rights."

REDEMPTION OF NOTES AT OUR OPTION

         No sinking fund is provided for the notes. Prior to September 23, 2008, we cannot redeem the notes at our option. Beginning on September 23, 2008, we may redeem the notes for cash, as a whole at any time or from time to time in part. We will give not less than 30 days' or more than 60 days' notice of redemption by mail to holders of notes.

         If redeemed at our option, the notes will be redeemed at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest, if any, on such notes to the applicable redemption date.

         If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

         If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

PURCHASE OF NOTES BY AMR AT THE OPTION OF THE HOLDER

         On each of September 23, 2008, 2013 and 2018, a holder of a note has the right to require us to purchase, at a price equal to 100% of the principal amount of the note being purchased plus accrued and unpaid interest, if any, to the purchase date, any outstanding note for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the second business day immediately preceding such purchase date. As described in the "Risk Factors" section of this prospectus under the caption "We may not be able to purchase the notes upon an agreed purchase date or a change in control, and may not be obligated to purchase the notes upon certain transactions," we may not have funds sufficient to purchase notes when we are required to do so.

         We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof, provided that we may elect to terminate our right to pay common stock, in whole or in part, for any note at any time in our sole discretion. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations -- Our Purchase of Notes at Your Option or Redemption at Our Option."

         We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

         -     the amount of the purchase price;

         - whether we will pay the purchase price of the notes in cash or common stock or any combination thereof, specifying the percentages of each;

         - if we elect to pay in common stock, the method of calculation of the market price of the common stock; and

         - the procedures that holders must follow to require us to purchase their notes.

         The purchase notice given by each holder electing to require us to purchase notes shall state:

         - if certificated notes have been issued, the certificate numbers of the holder's notes to be delivered for purchase;

         - the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

         - that the notes are to be purchased by us pursuant to the applicable provisions of the notes; and

         - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

               - to withdraw the purchase notice as to some or all of the notes to which it relates; or

               - to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

         If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

         If we elect to pay the purchase price for the notes subject to the purchase notice in common stock, in whole or in part, but such purchase price is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified us of its election to withdraw the purchase notice. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "Certain United States Federal Income Tax Considerations -- Our Purchase of Notes at Your Option or Redemption at Our Option."

         Any purchase notice may be withdrawn, in whole or in part, by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

         The notice of withdrawal shall state:

         -     the principal amount being withdrawn;

         - if certificated notes have been issued, the certificate numbers of the notes being withdrawn; and

         - the principal amount, if any, of the notes that remain subject to the purchase notice.

         If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

         If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of such shares we deliver shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

         We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "Certain United States Federal Income Tax Considerations -- Our Purchase of Notes at Your Option or Redemption at Our Option."

         The "market price" of our common stock shall be an amount equal to the average of the closing sale prices of our common stock for the five trading-day period ending on the third business day prior to the applicable purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account any occurrence during that period that would result in an adjustment of the conversion rate with respect to the common stock.

         Because the market price of our common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

         Upon determination of the actual number of shares of common stock to be paid as the purchase price for the notes in accordance with the foregoing provisions, we will promptly issue a press release and publish such information on our website.

         Our right to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

         - listing the common stock on the NYSE or listing on a national securities exchange or admission for trading of the common stock on NASDAQ;

         - the registration of the common stock under the Securities Act and the Exchange Act, if required; and

         - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

         If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the notes of the holder entirely in cash. See "Certain United States Federal Income Tax Considerations -- Our Purchase of Notes at Your Option or Redemption at Our Option." We may not change the form or components or percentages of components of consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.

         In connection with any purchase offer, we will:

         - comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent that such provisions are then applicable; and

         - file Schedule TO or other schedule to the extent that they are required under the Exchange Act.

         Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made as soon as practicable following the later of the purchase date or the time of delivery of the note.

         If the paying agent holds money or securities sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

         No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

CHANGE IN CONTROL PERMITS PURCHASE OF NOTES BY AMR AT THE OPTION OF THE HOLDER

         In the event of a change in control of AMR or American Airlines, Inc., each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require AMR to purchase all or any portion of the holder's notes. However, the principal amount submitted for purchase by a holder must be $1,000 or an integral multiple of $1,000. As described in the "Risk Factors" section of this prospectus under the caption "We may not be able to purchase the notes upon an agreed purchase date or a change in control, and may not be obligated to purchase the notes upon certain transactions," we may not have funds sufficient to purchase notes when we are required to do so.

         We are required to purchase the notes as of a date set by us that is no later than 30 business days after the occurrence of such change in control at a price equal to 100% of the principal amount of the notes being purchased plus accrued and unpaid interest, if any, on such notes to such date of purchase.

         Instead of paying the purchase price in cash, we may, at our option, pay the purchase price in shares of our common stock, or a combination of cash and shares of our common stock, provided that we may elect to terminate our right to pay common stock, in whole or in part, for any note at any time in our sole discretion. The number of shares of our common stock a holder will receive will equal the purchase price (less any amounts paid in cash) divided by 97 1/2% of the market price of our common stock. See " -- Purchase of Notes by AMR at the Option of the Holder" for a description of the manner in which the market price of our common stock is determined. However, we may not pay in shares of our common stock unless we satisfy certain conditions prior to the purchase date as provided in the indenture. For a discussion of the tax treatment of a holder receiving cash, common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations -- Our Purchase of Notes at Your Option or Redemption at Our Option."

         Within 15 days after the occurrence of a change in control, AMR is obligated to mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice shall state, among other things:

         -     the events causing a change in control;

         -     the date of such change in control;

         -     the last date on which the purchase right may be exercised;

         -     the change in control purchase price;

         - whether we will pay the purchase price of the notes in cash or common stock or any combination thereof, specifying the percentages of each;

         - if we elect to pay in common stock, the method of calculation of the market price of the common stock;

         -     the change in control purchase date;

         - the name and address of the paying agent and the conversion agent;

         - the conversion rate and any adjustments to the conversion rate resulting from such change in control;

         - that notes with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

         -     the procedures that holders must follow to exercise these rights.

         To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the second business day prior to the change in control purchase date. The required purchase notice upon a change in control shall state:

         - if certificated notes have been issued, the certificate numbers of the notes to be delivered by the holder;

         - the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000;

         - that we are to purchase such notes pursuant to the applicable provisions of the notes; and

         - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions in the indenture to payment of the purchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, whether the holder elects:

               - to withdraw the purchase notice as to some or all of the notes to which it relates; or

               - to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

         If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

         If we elect to pay the purchase price for the notes subject to the purchase notice in common stock, in whole or in part, but such purchase price is ultimately to be paid to a holder entirely in cash because we have not satisfied one or more of the conditions to payment of the purchase price in common stock prior to the close of business on the purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified us of its election to withdraw the purchase notice. For a discussion of the tax treatment of a holder receiving cash instead of common stock, see "Certain United States Federal Income Tax Considerations -- Our Purchase of Notes at Your Option or Redemption at Our Option."

         Any such change in control purchase notice may be withdrawn, in whole or in part, by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change in control purchase date.

         The notice of withdrawal shall state:

         -     the principal amount being withdrawn;

         - if certificated notes have been issued, the certificate numbers of the notes being withdrawn; and

         - the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

         If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

         Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

         We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "Certain United States Federal Income Tax Considerations -- Our Purchase of Notes at Your Option or Redemption at Our Option."

         Because the market price of our common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

         If the paying agent holds money or securities sufficient to pay the change in control purchase price of a note on the business day following the change in control purchase date in accordance with the terms of the indenture, then immediately after the change in control purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

         Under the indenture, a "change in control" will be deemed to have occurred at the time any of the following occurs:

                  (1) any "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than AMR, any subsidiary of AMR or American Airlines, Inc., or any employee benefit plan of AMR, American Airlines, Inc. or any of their respective subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of AMR's common equity representing more than 50% of the voting power of AMR's common equity entitled to vote generally in the election of directors;

                  (2) any "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than AMR, any subsidiary of AMR or American Airlines, Inc., or any employee benefit plan of AMR, American Airlines, Inc. or any of their respective subsidiaries, becomes (whether by purchase, share exchange, consolidation, merger or otherwise) the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of American Airlines, Inc.'s common equity representing more than 50% of the voting power of American Airlines, Inc.'s common equity entitled to vote generally in the election of directors; provided, however, that if such person or group became such a direct or indirect "beneficial owner" of American Airlines, Inc.'s common equity as a result of a transaction involving AMR that does not otherwise constitute a change in control under this provision, then any beneficial ownership of American Airlines, Inc.'s common stock by such person or group shall not be a change in control under this clause (2);

                  (3) consummation of any share exchange, consolidation or merger of AMR pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of either AMR and its subsidiaries, taken as a whole, or American Airlines, Inc. and its subsidiaries, taken as a whole, to any person other than AMR, American Airlines, Inc. or one or more of our respective subsidiaries; provided, however, that a transaction where the holders of AMR's or American Airlines, Inc.'s common equity immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a change in control;

                  (4) during any period of 12 consecutive months, individuals who at the beginning of such period constitute AMR's Board of Directors (together with any new director whose election by AMR's Board of Directors or whose nomination for election by AMR's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason (other than death or disability) to constitute a majority of the directors then in office; or

                  (5) during any period of 12 consecutive months, individuals who at the beginning of such period constitute American Airlines, Inc.'s Board of Directors (together with any new director whose election by American Airlines, Inc.'s Board of Directors or whose nomination for election by American Airlines, Inc.'s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason (other than death or disability) to constitute a majority of the directors then in office.

         A change in control will not be deemed to have occurred in respect of any of the foregoing, however, if either:

         (1) the closing sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the change in control or the public announcement thereof equals or exceeds 105% of the conversion price of the notes in effect immediately before the change in control or the public announcement thereof; or

         (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change in control consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a change in control (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

         For purposes of the above paragraph, the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

         In connection with any purchase offer, we will:

         - comply with the provisions of Rule 13e-4, and any other tender offer rules under the Exchange Act to the extent that such provisions are then applicable; and

         - file Schedule TO or other schedule to the extent that they are required under the Exchange Act.

         The change in control purchase feature of the notes may, in certain circumstances, make more difficult a takeover or discourage a potential acquiror. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

         -     to accumulate shares of common stock;

         - to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

         - as part of a plan by management to adopt a series of anti-takeover provisions.

         Instead, the change in control purchase feature is a standard term contained in other offerings of securities similar to the notes that have been marketed by the initial purchaser. The terms of the change in control purchase feature resulted from negotiations between the initial purchaser and us.

         We could, in the future, enter into certain transactions, including certain highly leveraged transactions, mergers or recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our or our subsidiaries' outstanding indebtedness.

         No notes may be purchased at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to such notes.

EVENTS OF DEFAULT AND ACCELERATION

         The following are events of default under the indenture:

         - default in the payment of any principal amount at maturity, redemption price, purchase price, or change in control purchase price due with respect to the notes, when the same becomes due and payable;

         - default in payment of any interest under the notes, which default continues for 30 days;

         - our failure to comply with any of our agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or to us and the trustee from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

         - default resulting in acceleration of other indebtedness of AMR Corporation or American Airlines, Inc. for borrowed money where the aggregate principal amount with respect to which the acceleration has occurred exceeds $50 million, and such acceleration has not been rescinded or annulled within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; provided that such event of default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived;

         - the American Airlines, Inc. guarantee ceases to be in full force and effect or is declared null and void or American Airlines, Inc. denies that it has any further liability under the guarantee, or gives notice to such effect (other than by reason of the termination of the indenture or the release of the guarantee in accordance with the indenture), and such condition shall have continued for a period of 30 days after written notice of such failure requiring American Airlines, Inc. or us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of the notes then outstanding; or

         - certain events of bankruptcy, insolvency or reorganization affecting us or American Airlines, Inc.

         If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare by written notice to us (and to the trustee if notice is given by such holders) 100% of the principal amount of the notes, plus any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, 100% of the principal amount of the notes plus any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days after the trustee obtains knowledge of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal amount at maturity, accrued and unpaid interest, or redemption price, purchase price or change in control purchase price, if applicable, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of the principal amount of, and accrued and unpaid interest, if any, on, the notes that have become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

         A holder of notes may pursue any remedy under the indenture only if:

         - the holder gives the trustee written notice of a continuing event of default on the notes;

         - the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

         - such holders offer to the trustee indemnity reasonably satisfactory to the trustee;

         - the trustee fails to act for a period of 60 days after the receipt of notice and offer of indemnity; and

         - during that 60-day period, the holders of a majority in principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request.

         This provision does not, however, affect the right of a holder of notes to sue for enforcement of the payment of the principal amount or accrued and unpaid interest, if any, or redemption price, purchase price or change in control purchase price, if applicable, on the holder's note on or after the respective due dates expressed in its note or the holder's right to convert its note in accordance with the indenture.

         We will file annually with the trustee a certificate as to AMR's compliance with all terms, provisions and conditions of the indenture.

MERGERS AND SALES OF ASSETS

         The indenture provides that we may not consolidate with or merge into any person or sell, convey or transfer our properties and assets substantially as an entirety to another person unless:

         - the resulting, surviving or transferee person is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such person (if other than us) assumes all our obligations under the notes and the indenture;

         - after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

         -        other conditions described in the indenture are met.

         Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. The indenture also provides that American Airlines, Inc. may not consolidate with or merge into any person or sell, convey or transfer its properties and assets substantially as an entirety to another person unless the surviving person assumes the obligations of American Airlines, Inc. as guarantor and the surviving person is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

         Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control permitting each holder to require us to purchase the notes of such holder as described above.

MODIFICATION

         The trustee and we may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note that would be affected by such modification or amendment would be required to:

         - alter the interest rate or the manner of calculation of interest on any note or change the time of payment of interest;

         - make any note payable in money or securities other than as stated in the note;

         -        change the stated maturity of any note;

         - reduce the principal amount, redemption price, purchase price or change in control purchase price with respect to any note;

         - make any change that adversely affects the rights of such a holder to convert any note;

         - make any change that adversely affects the right of such a holder to require us to purchase a note;

         - impair the right to institute suit for the enforcement of any payment with respect to the notes, or under the American Airlines, Inc. guarantee, or with respect to conversion of the notes;

         - reduce the percentage in principal amount of the outstanding notes the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or waiver of certain defaults; and

         - release American Airlines, Inc. from any of its obligations under its guarantee other than in accordance with the terms of the indenture.

         Without the consent of any holder of notes, the trustee and we may modify or amend the indenture for any of the following purposes:

         - to evidence a successor to us or American Airlines, Inc., and the assumption by that successor of our or American Airlines, Inc.'s obligations under the indenture, the notes or the guarantee, as applicable;

         - to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

         - to make any change to comply with the Trust Indenture Act of 1939, as amended, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or as necessary in connection with the registration of the notes and the shares of common stock issuable upon conversion of the notes under the Securities Act;

         -        to add additional events of default;

         - to add or change any provisions to such extent as is necessary to permit or facilitate the issuance of and trading of the notes in global form;

         - to evidence and provide for the acceptance of the appointment under the indenture of separate or successor trustees;

         -        to increase the conversion rate;

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

         - to make any change that would provide any additional rights or benefits to the holders of notes;

         - to modify the restrictions on, and procedures for, resale and other transfers of notes or the shares of common stock issuable upon conversion of notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally;

         - to secure our obligations in respect of the notes or the indenture;

         - to cure any ambiguity or inconsistency or correct any mistake in the indenture or the notes; or

         - to make any other change that does not materially adversely affect the rights of any holder of the notes.

         The holders of a majority in principal amount of the outstanding notes may, on behalf of all the holders of all notes:

         - waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

         - waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest, redemption price, purchase price or change in control purchase price or obligation to deliver common stock upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

DISCHARGE OF THE INDENTURE

         We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

CALCULATIONS IN RESPECT OF NOTES

         We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

         If a bankruptcy proceeding is commenced in respect of AMR or American Airlines, Inc., the claim of a holder of a note is, under Title 11 of the United States Code, limited to the principal amount of the note, together with any accrued and unpaid interest on such note as of the date of the commencement of the proceeding.

GOVERNING LAW

         The indenture, the notes and the guarantee are governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

         Wilmington Trust Company is the trustee, registrar, paying agent and conversion agent under the indenture for the notes. Wilmington Trust Company acts as trustee with respect to certain other financing transactions of ours and of our affiliates. Wilmington Trust Company may from time to time provide banking or other services to us and our affiliates.

BOOK-ENTRY SYSTEM

         Except as described in "-- Exchange of Global Securities" below, the notes were only issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights under the global securities or the indenture. AMR and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities. Neither AMR nor the trustee has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the notes held by DTC or its nominee, or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests or for the performance by DTC or any DTC direct or indirect participant of their respective obligations under the rules, regulations, and procedures creating and affecting DTC and its operations or any other statutory, regulatory, contractual, or customary procedures governing their operations.

EXCHANGE OF GLOBAL SECURITIES

         Notes represented by a global security are exchangeable for certificated securities with the same terms only if:

         - DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

         - we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

         - an event of default under the indenture occurs and is continuing.

         DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, including the initial purchaser, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives, own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

NO RECOURSE AGAINST OTHERS

         None of the directors, officers, employees, stockholders or affiliates, as such, of AMR or American Airlines, Inc. shall have any liability or any obligations under the notes or the indenture, or the American Airlines, Inc. guarantee, as the case may be, or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

REGISTRATION RIGHTS

         We and American Airlines, Inc. entered into a registration rights agreement with the initial purchaser pursuant to which we have, at our expense, for the benefit of the holders, filed with the SEC within 90 days after the first date of original issuance of the notes, a shelf registration statement, of which this prospectus is a part, covering resale of the notes and the shares of common stock issued upon conversion of the notes. We will use our reasonable efforts to cause the shelf registration statement to become effective within 180 days of such first date of original issuance, and to keep a shelf registration statement effective until the earlier of (i) the sale pursuant to a shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of AMR under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions. We may suspend the use of a prospectus that is part of a shelf registration statement under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. We have agreed to pay predetermined liquidated damages as described herein ("liquidated damages") to holders of the notes if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted above. Such liquidated damages will accrue until such failure to file or become effective or unavailability is cured, in respect of any notes whose sale is restricted, at a rate per year equal to 0.25% for the first 90-day period after the occurrence of such event and 0.50% thereafter of the principal amount. So long as the failure to file or become effective or unavailability continues, we will pay liquidated damages in cash on March 23 and September 23 of each year to the holders of record of the notes on the immediately preceding March 8 or September 8. When such registration default is cured, accrued and unpaid liquidated damages will be paid in cash to the record holder as of the date of such cure.

         A holder who sells notes and shares of common stock issued upon conversion of the notes pursuant to the shelf registration statement generally is required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions. We will pay all expenses of a shelf registration statement, provide to each registered holder copies of such prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes. If the securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions and transfer taxes, if any.

         We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of a shelf registration statement by release made to Reuters Economic Services, Bloomberg Business News or other reasonable means of distribution. Holders are required to complete and deliver a questionnaire prior to being named as a selling securityholder in the related prospectus. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us from a holder following the effectiveness of a shelf registration statement, we will, as promptly as practicable, file such amendments to a shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of notes and our shares of common stock issuable upon conversion of the notes, subject to our right to suspend the use of the prospectus as described above. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the shelf registration statement and the related prospectus and therefore will not be permitted to sell the notes or our shares of common stock issuable upon conversion of the notes pursuant to the shelf registration statement.

         THE SUMMARY HEREIN OF CERTAIN PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, ALL THE PROVISIONS OF THE REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE SHELF REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

                        DESCRIPTION OF OUR CAPITAL STOCK

         The following statements with respect to our capital stock are summaries and are subject to the detailed provisions of AMR's certificate of incorporation, as amended (the "Certificate of Incorporation"), and by-laws, as amended (the "By-Laws"). These statements do not purport to be complete or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Certificate of Incorporation and the By-Laws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

         The Certificate of Incorporation authorizes us to issue 750,000,000 shares of common stock and 20,000,000 shares of preferred stock. On October 21, 2003, 159,347,481 shares of our common stock were outstanding. The Certificate of Incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited, and the designation, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. No shares of our preferred stock are outstanding as of the date hereof.

VOTING RIGHTS

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of our preferred stock which may at the time be outstanding, the holders of common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of our common stock voting for the election of directors will not be able to elect any persons to the board of directors.

DELAWARE GENERAL CORPORATION LAW SECTION 203

         As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which restricts certain business combinations between us and an "interested stockholder" (in general, a stockholder owning 15% or more of our outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if (i) prior to an interested stockholder becoming such, the board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

LIQUIDATION RIGHTS AND OTHER PROVISIONS

         Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the holders of our common stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

         The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. See "Dividend Policy."

         The common stock is not liable to any calls or assessments and is not convertible into any other securities. The Certificate of Incorporation provides that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking funds provisions applicable to the common stock, and the Certificate of Incorporation provides that there shall be no preemptive rights.

         The Certificate of Incorporation provides that our directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Section 174 of the DGCL specifies conditions under which directors of Delaware corporations may be liable for unlawful dividends or unlawful stock purchases or redemptions.

         The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following summary discusses certain material U.S. federal income tax consequences to U.S. holders relating to the purchase, ownership, and disposition of the notes and the shares of common stock that may be received upon conversion or repurchase of the notes. A "U.S. holder" means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes:

         -        a citizen or resident alien individual of the United States;

         -        a corporation (or any entity treated as a corporation for U.S.
                  federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

         - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

         - a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

         This summary deals only with notes and shares of common stock held as capital assets (generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of its own particular circumstances, nor does it deal with special situations, such as:

         - tax consequences to U.S. holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

         - tax consequences to persons holding notes or common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

         - tax consequences to U.S. holders whose "functional currency" is not the U.S. dollar;

         -        alternative minimum tax consequences, if any; or

         -        any state, local or foreign tax consequences.

         The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences discussed herein. If a partnership holds our notes or common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) holding our notes or common stock, you should consult your own tax advisers. Whether a note is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We will treat the notes as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected.

         IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

REGISTRATION OF NOTES

         The registration of the notes pursuant to the registration statement will not constitute a taxable event to U.S. holders. Consequently, no gain or loss will be recognized by a U.S. holder upon such registration. A U.S. holder's holding period of a registered note will include the holder's holding period of the note while unregistered, and a U.S. holder's tax basis in a registered note will be the same as the holder's tax basis in the note immediately before the registration of such note.

INTEREST AND ORIGINAL ISSUE DISCOUNT

         Stated interest payable on the notes generally will be included in gross income of a U.S. holder as ordinary interest income at the time accrued or received, in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

         The "stated redemption price at maturity" of the notes (generally, the sum of all payments required under the notes other than payments of stated interest) exceeded their "issue price" (generally, the first price at which a substantial amount of notes were sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting as underwriters, placement agents or wholesalers)) by more than the applicable de minimis amount and, thus, the notes were issued with original issue discount ("OID"). A U.S. holder will be required to include such OID in gross income as it accrues through September 23, 2008, in accordance with a constant-yield method based on a compounding of interest, prior to the receipt of cash payments attributable to this income. A U.S. holder's adjusted tax basis in the notes will be increased by the amount of OID previously included in income (including in the year of disposition).

PREMIUM

         If you purchase a note for an amount that is greater than its "adjusted issue price" but equal to or less than the sum of all amounts (other than payments of stated interest) payable on the note after the purchase date, you will be considered to have purchased such note at an "acquisition premium." The amount of OID that you must include in your gross income with respect to such note for any taxable year will be reduced by the portion of such "acquisition premium" properly allocable to such year. For this purpose, the "adjusted issue price" of a note generally will be the "issue price" of the note (as described above under "-- Interest and Original Issue Discount") plus the amount of OID includible in the gross income of any holder of the note (determined without regard to any "acquisition premium" or "premium") prior to the date you purchase the note. If you purchase a note for an amount that exceeds the sum of all amounts (other than stated interest) payable on the note after the purchase date, you will not be required to include any OID on the note in income.

         If your tax basis in a note (reduced by the value of the right to convert the note into our common stock) exceeds the sum of all amounts (other than stated interest) payable on the note after the date you purchase the note, you will be considered to have purchased the note at a "premium." You generally may elect to amortize such "premium" over the remaining term of the note on a constant-yield method as an offset to interest income. If you make this election, you will be required to reduce your adjusted tax basis in the note by the amount of the "premium" amortized. This election will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. If you do not make this election, the amount of the "premium" will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. You should consult your own tax advisers before making this election.

LIQUIDATED DAMAGES

         We may be required to make payments of liquidated damages if we do not file or cause to be declared effective a registration statement, or if such statement is unavailable for certain specified periods, all as described under "Description of the Notes -- Registration Rights." We intend to take the position for U.S. federal income tax purposes that any payments of liquidated damages should be taxable to you as additional ordinary income only when received or accrued, in accordance with your method of tax accounting. This position is based in part on the assumption that, as of the date of issuance of the notes, the possibility that liquidated damages will have to be paid is a "remote" or "incidental" contingency within the meaning of applicable U.S. Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly disclose that you are taking a different position to the IRS on your tax return for the year during which you acquire the note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of both your income from the notes and our deductions with respect to the notes.

         IF WE DO FAIL TO FILE OR CAUSE TO BE DECLARED EFFECTIVE A REGISTRATION STATEMENT OR IT DOES BECOME UNAVAILABLE, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE APPROPRIATE TAX TREATMENT OF THE NOTES AND THE PAYMENT OF LIQUIDATED DAMAGES WITH RESPECT TO THE NOTES.

SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION OF NOTES

         Except as provided below under "-- Conversion of Notes" and "-- Our Purchase of Notes at Your Option or Redemption at Our Option," you generally will recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent not previously includible in income) and your adjusted tax basis in the note. Any gain or loss recognized on a disposition of the note will be capital gain or loss, except as described below under "-- Market Discount." If you are an individual and have held the note for more than one year at the time of the sale, exchange, redemption or other disposition, such capital gain generally will be subject to tax at a maximum rate of 15% through December 31, 2008, after which time the maximum rate is scheduled to revert to 20%. Limitations apply to the deduction of capital losses.

CONVERSION OF NOTES

         Except to the extent of (i) common stock received with respect to accrued interest not previously includible in income, which will be taxable as ordinary income, and (ii) cash received in lieu of a fractional share of common stock, you will not recognize any income, gain or loss on the conversion of notes solely into common stock. Cash received in lieu of a fractional share of common stock generally should be treated as a payment in exchange for such fractional share. The amount of gain or loss on the deemed sale of such fractional share will be equal to the difference between the amount of cash you receive in respect of such fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share. The tax basis of the common stock received upon a conversion, other than to the extent received with respect to accrued interest, will equal the adjusted tax basis of the note (except to the extent allocable to any fractional share) that was converted into common stock. The tax basis of the common stock received upon a conversion with respect to accrued interest will equal the fair market value of such stock. Your holding period for common stock generally will include the period during which you held the notes. To the extent any common stock issued upon a conversion is allocable to accrued interest or OID, however, your holding period for such common stock may commence on the day following the date of delivery of common stock.

         If you receive a combination of common stock and cash (other than cash attributable to a fractional share of common stock), the tax treatment is not entirely certain. The fair market value of cash and common stock received with respect to accrued interest will be taxable as ordinary income to the extent not previously includible in income. Additionally, you may be required to recognize gain, if any, in an amount equal to the lesser of (1) the cash received or (2) the excess of the fair market value of the common stock and cash received over your adjusted basis in the note at the time of conversion, in each case other than any cash and common stock received with respect to accrued interest, and may not be able to recognize a loss. To the extent allocable to accrued "market discount", if any, that has not previously been included in gross income (see "-- Market Discount", below), such gain may be treated as ordinary interest income. Your tax basis in the common stock, other than to the extent received with respect to accrued interest, generally would be equal to your adjusted basis in the note at the time of conversion, increased by the amount of gain recognized, if any, and reduced by the amount of cash received (other than cash received with respect to accrued interest). Your tax basis in the common stock received upon a conversion with respect to accrued interest would equal the fair market value of such stock. Cash received in lieu of a fractional share of common stock generally would be treated in the same manner as described in the preceding paragraph. Alternatively, your receipt of cash and common stock upon conversion may be treated as a sale of a portion of the note for cash and a conversion of the remainder of the note. In such event, the cash received would be treated as proceeds from a sale of a portion of the note, as described above under "-- Sale, Exchange, Redemption or Other Disposition of Notes," and the common stock would be treated as received upon a conversion of a portion of the note, as described above in the preceding paragraph. Under this alternative, your tax basis in the note would be allocated between the portion treated as converted into common stock (including any fractional share treated as received) and the portion treated as sold for cash. Under either alternative, your holding period for the common stock generally would include your holding period for the converted note. To the extent that any common stock is allocable to accrued interest or OID, however, your holding period for such common stock may commence on the day following the date of delivery of the common stock. You should consult your own tax advisers regarding the tax consequences of receiving a combination of common stock and cash upon conversion.

         If you receive solely cash in exchange for your note upon conversion, your gain or loss will be determined in the same manner as if you disposed of the note in a taxable disposition (as described above under "-- Sale, Exchange, Redemption or Other Disposition of Notes").

OUR PURCHASE OF NOTES AT YOUR OPTION OR REDEMPTION AT OUR OPTION

         If you require us to purchase a note as described above under "Description of the Notes -- Purchase of Notes by AMR at the Option of the Holder" or "Description of the Notes -- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder" and we issue shares of our common stock plus cash in lieu of any fractional share of common stock in full satisfaction of the purchase price, our purchase of the note should be treated in the same manner as a conversion of the note solely into common stock, as described above under "-- Conversion of Notes."

         If you require us to purchase a note as described above under "Description of the Notes -- Purchase of Notes by AMR at the Option of the Holder" or "Description of the Notes -- Change in Control Permits Purchase of Notes by AMR at the Option of the Holder" and we deliver a combination of cash and shares of our common stock in payment of the purchase price (other than cash attributable to a fractional share of common stock), the tax treatment is not entirely certain. The fair market value of cash and common stock received with respect to accrued interest will be taxable as ordinary income to the extent not previously includible in income. Additionally, you may be required to recognize gain, if any, in an amount equal to the lesser of (1) the cash received or (2) the excess of the fair market value of the common stock and cash received over your adjusted basis in the note at the time of purchase by us, in each case other than any cash and common stock received with respect to accrued interest, and may not be able to recognize a loss. To the extent allocable to accrued "market discount", if any, that has not previously been included in gross income (see "-- Market Discount", below), such gain may be treated as ordinary interest income. Your tax basis in the common stock, other than to the extent received with respect to accrued interest, generally would be equal to your adjusted basis in the note at the time of our purchase, increased by the amount of gain recognized, if any, and reduced by the amount of cash received (other than cash received with respect to accrued interest). Your tax basis in the common stock received at the time of our purchase with respect to accrued interest would equal the fair market value of such stock. Cash received in lieu of a fractional share of common stock generally would be treated in the same manner as described above in the first paragraph under "-- Conversion of Notes." Alternatively, your receipt of cash and common stock upon our purchase of a note may be treated as a sale of a portion of the note for cash and an exchange of the remainder of the note for common stock. In such event, the cash received would be treated as proceeds from a sale of a portion of the note, as described above under "-- Sale, Exchange, Redemption or Other Disposition of Notes," and the common stock would be treated as received upon an exchange of a portion of the note, as described above in the first paragraph under "-- Conversion of Notes." Under this alternative, your tax basis in the note would be allocated between the portion treated as exchanged for common stock (including any fractional share treated as received) and the portion treated as sold for cash. Under either alternative, your holding period for the common stock generally should include your holding period for the note purchased by us. To the extent that any common stock is allocable to accrued interest or OID, however, your holding period for such common stock may commence on the day following the date of delivery of the common stock. You should consult your own tax advisers regarding the tax consequences of receiving a combination of common stock and cash upon a purchase of a note by us.

         If we elect to exercise our option to redeem a note or if you elect to require us to purchase a note and, in either event, we deliver to you cash in full satisfaction of the redemption or purchase price, the redemption or purchase will be treated the same as a sale of the note, as described above under "--Sale, Exchange, Redemption or Other Disposition of Notes."

MARKET DISCOUNT

         If you purchase a note for an amount that is less than its "revised issue price", then, unless a de minimis exception applies, the amount of the difference between your purchase price and the "revised issue price" will be treated as "market discount." "Revised issue price" means the sum of the "issue price" of the note, as described above under "-- Interest and Original Issue Discount", and the aggregate amount of OID includible in the income of all holders for periods before your purchase of the note (determined without regard to any "acquisition premium" or "premium", as described above under "-- Premium"). Under the de minimis exception, if the "market discount" is less than 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity after your purchase of the note, you will not be subject to the "market discount" rules described below.

         If you are treated as acquiring a note at a "market discount", you generally will be required to treat any payment (other than stated interest) on, or any gain realized on the gift, sale, exchange, redemption or other disposition of, the note as ordinary interest income to the extent of the "market discount" that has accrued and has not previously been included in your income as of such time. You also may be required to defer the deduction of all or a portion of any interest paid or accrued on indebtedness incurred or maintained to purchase or carry the note. "Market discount" generally accrues ratably during the period from the date of acquisition to the maturity date of the note, unless you make an irrevocable election to accrue on a constant-yield method. Your tax basis in the note will be increased by the amount of "market discount" included in income.

         Alternatively, you may elect (with respect to the note and all your other "market discount" obligations acquired on or after the first day of the first taxable year to which such election applies) to include "market discount" in income currently as it accrues. If such an election is made, the rules described above treating certain payments and gain as ordinary interest income and requiring the deferral of certain interest deductions will not apply, and your tax basis in the note will be increased by the amount of "market discount" included in income. You may not revoke the election without the consent of the IRS. You should consult your own tax advisers before making this election.

         If you convert, or require us to purchase, a note with accrued "market discount" that has not previously been included in gross income and we issue shares of our common stock to you in full or partial satisfaction, a ratable portion of such "market discount" will be allocated to each share of such common stock. The amount of "market discount" allocable to such common stock may be taxable as ordinary income upon a sale or other disposition of such common stock.

CONSTRUCTIVE DIVIDEND

         The conversion price of the notes will be adjusted in certain circumstances. See "Description of the Notes -- Conversion Rights." Under
section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Any deemed distribution will be taxable as a dividend to the extent it is treated as paid from our current or accumulated earnings and profits.

DIVIDENDS ON COMMON STOCK

         If, after you convert a note into common stock, we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of that stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your basis in such common stock. Any remaining excess will be treated as capital gain, except as described above under "-- Market Discount." If you are an individual, the amount of any such distribution treated as a dividend generally will be taxable at a maximum rate of 15% through December 31, 2008, after which time dividends will be taxable at the regular rates for ordinary income. If you are a corporation, you may be able to claim a deduction for a portion of any distribution received that is treated as a dividend.

SALE OR OTHER DISPOSITION OF COMMON STOCK

         You will generally recognize capital gain or loss on a sale or other disposition of common stock, except as described above under "-- Market Discount." Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the common stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the common stock. If you are an individual and your holding period for the common stock at the time of the sale or other disposition exceeds one year, such capital gain generally will be subject to tax at a maximum rate of 15% through December 31, 2008, after which time the maximum rate is scheduled to revert to 20%. Limitations apply to the deduction of capital losses.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, information reporting requirements will apply to certain payments to a U.S. holder of principal and interest on the notes (and the amount of OID accruing for federal income tax purposes), dividends paid on the common stock, and the proceeds of sale of a note or share of common stock unless you are an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income. The backup withholding rate for 2003 is 28%.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.

                          CERTAIN ERISA CONSIDERATIONS

         The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

GENERAL FIDUCIARY MATTERS

         ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

         In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

PROHIBITED TRANSACTION ISSUES

         Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

         The acquisition and/or holding of the notes by an ERISA Plan with respect to which AMR, American Airlines, Inc. or the initial purchaser is considered a party in interest or a disqualified person, and the conversion of the notes by an ERISA Plan with respect to which AMR or American Airlines, Inc. is considered a party in interest or disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition, holding and conversion of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

         Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase, holding and conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

REPRESENTATION

         Accordingly, by acceptance of the notes, each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (2) the purchase, holding and conversion of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

         The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

                             SELLING SECURITYHOLDERS

         The notes were originally issued to Citigroup Global Markets Inc., as initial purchaser, in a private placement that closed on September 23, 2003. The initial purchaser has advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

         No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. We will supplement or amend this prospectus to include additional selling securityholders as promptly as is reasonably practicable after additional selling securityholders provide to us a questionnaire containing all required information.

         The following table, which we have prepared based on information provided to us by the applicable selling securityholder, sets forth the name, principal amount of notes, and number of shares of common stock beneficially owned by the selling securityholders intending to sell notes or common stock and the principal amount of notes or shares of common stock to be offered. Unless set forth below, none of the selling securityholders selling in connection with this prospectus has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our predecessors or affiliates during the three years prior to the date of this prospectus. Citigroup Global Markets Inc. and certain of its affiliates have engaged and may engage in investment banking transactions with us.

                                   PRINCIPAL
                                   AMOUNT OF        NUMBER OF        NUMBER OF                         PERCENTAGE OF
                                     NOTES          SHARES OF        SHARES OF     NUMBER OF SHARES    COMMON STOCK
                                 BENEFICIALLY     COMMON STOCK     COMMON STOCK     OF COMMON STOCK     OUTSTANDING
                                  OWNED THAT       OWNED PRIOR      THAT MAY BE       OWNED AFTER       OWNED AFTER
             NAME                 MAY BE SOLD     TO CONVERSION   SOLD HEREBY(1)       OFFERING         OFFERING(2)
----------------------------     ------------     -------------   --------------   ----------------    --------------
[Holder]                               [ ]            [ ]              [ ]               [ ]                [ ]
Any other holder of notes or
   future transferee,
   pledgee, donee, or
   successor of any such
   holder(3)................        $  [ ]            [ ]              [ ]               [ ]                [ ]
Total.......................        $  [ ]            [ ]              [ ]               [ ]                [ ]

---------------------

(1)      Assumes conversion of all of the holder's notes at a conversion rate of
         57.61 shares of our common stock per $1,000 principal amount of the notes. This conversion rate, however, will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Descriptions of the Notes -- Conversion Rights."

(2) Calculated based on 159,347,481 shares of common stock outstanding as of October 21, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's notes but we did not assume conversion of any other holder's notes.

(3) Information about other selling securityholders will be set forth in one or more prospectus supplements, if required. Assumes that any other holders of notes, or any future transferees, pledgees, donees, or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

         We prepared this table based on the information supplied to us by the
selling securityholders named in the table above on or before [     ], 2003, and
we have not sought to verify such information.

         The selling securityholders listed in the above table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes or shares of our common stock issuable upon conversion of the notes since the date on which the information in the above table was provided to us. Moreover, information about the selling securityholders may change over time. We will set forth in prospectus supplements or amendments to this prospectus, if and when necessary, any changed information given to us by the selling securityholders. From time to time, additional information concerning ownership of the notes and the shares of common stock issuable upon conversion of the notes may rest with holders not named in the table above and of whom we are unaware.

         Because the selling securityholders may offer all or some of their notes or the shares of our common stock issuable upon conversion of the notes form time to time, we cannot estimate the amount of the notes or number of shares of our common stock that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholder. Please refer to "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         We are registering the notes and the shares of common stock issuable upon conversion of the notes covered by this prospectus to permit securityholders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the notes and the shares of common stock issuable upon conversion of the notes offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the notes or the shares of common stock issuable upon conversion of the notes will be the purchase price of the notes or the shares of common stock issuable upon conversion of the notes less any discounts, commissions and transfer taxes, if any. The selling securityholders reserve the right to accept and, together with their agents, to reject, any proposed purchase of notes or common stock issuable upon conversion of the notes to be made directly or through agents.

         The notes and the shares of common stock issuable upon conversion of the notes may be sold from time to time to purchasers:

         - directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, or

         - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the shares of common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

         The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any selling securityholder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, unless such selling securityholder purchased in the ordinary course of business and at the time of its purchase of the notes to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes. As a result, any profits on the sale of the notes and the shares of common stock issuable upon conversion of the notes by selling securityholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If the notes and the shares of common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

         The notes and the shares of common stock issuable upon conversion of the notes may be sold in one or more transactions at:

         -        fixed prices;

         -        prevailing market prices at the time of sale;

         -        prices related to such prevailing market prices;

         -        varying prices determined at the time of sale; or

         -        negotiated prices.

         These sales may be effected in transactions:

         - on any national securities exchange or quotation service on which the notes and the shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of the sale, including the NYSE in the case of the common stock;

         -        in the over-the-counter market;

         - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

         - through the writing of options, whether such options are listed on an options exchange or otherwise; or

         -        through the settlement of short sales.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes or shares of common stock issuable upon conversions of the notes and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the notes or shares of common stock issuable upon conversion of the notes from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the notes or shares of common stock issuable upon conversion of the notes to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to the registration statement of which this prospectus is a part amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

         In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the notes or the shares of common stock issuable upon conversion of the notes in the course of hedging their positions. The selling securityholders may also (1) sell the notes and shares of common stock issuable upon conversion of the notes short and deliver notes and the shares of common stock issuable upon conversion of the notes to close out short positions, or (2) loan or pledge the notes or the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell the notes and the shares of common stock issuable upon conversion of the notes.

         A short sale of the notes or the shares of common stock issuable upon conversion of the notes by a broker-dealer, financial institution or selling securityholder would involve the sale of such notes or shares of common stock issuable upon conversion of the notes that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the notes or the shares of common stock issuable upon conversion of the notes a broker-dealer, financial institution or selling securityholder may purchase the notes or our common stock on the open market to cover positions created by short sales. In determining the source of the notes or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of shares of the notes or common stock available for purchase in the open market.

         At the time a particular offering of the notes or shares of common stock issuable upon conversion of the notes is made, if required, a post-effective amendment to the registration statement of which this prospectus is a part will be filed, or a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.

         Our common stock trades on the NYSE under the symbol "AMR." The notes are currently eligible for trading on the PORTAL system of the National Association of Securities Dealers, Inc.; however, notes sold using this prospectus will no longer be eligible for trading on PORTAL. We do not intend to apply for listing of the notes on any securities exchange or other stock market. Accordingly, a market for the notes may not develop and we are not certain of the liquidity of any market that may develop, the ability of holders to sell their notes or the price at which holders would be able to sell their notes. See "Risk Factors - Risk Factors Related to the Notes."

         We cannot assure you that any selling securityholder will sell any or all of the notes or the shares of common stock issuable upon conversion of the notes with this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the shares of common stock issuable upon conversion of the notes by other means not described in this prospectus. In addition, any notes or shares of common stock issuable upon conversion of the notes covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus.

         The notes and the shares of common stock issuable upon conversion of the notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the notes and shares of common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

         The selling securityholders and any other person participating in the sale of notes or the shares of common stock issuable upon conversion of the notes will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the shares of common stock issuable upon conversion of the notes by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the shares of common stock issuable upon conversion of the notes to engage in market-making activities with respect to the particular notes and the shares of common stock issuable upon conversion of the notes being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

         Under the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and shares of common stock issuable upon conversion of the notes to the public other than underwriting discounts or commissions or agent's commissions and transfer taxes, if any, and certain legal expenses of the selling securityholders.

                                  LEGAL OPINION

         The validity of the notes and the shares of common stock issuable upon conversion of the notes will be passed upon for us by Debevoise & Plimpton, 919 Third Avenue, New York, NY, 10022.

                                     EXPERTS

         The consolidated financial statements and schedules of AMR and American Airlines, Inc. included in AMR's and American Airlines, Inc.'s Annual Reports on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports (which contain an explanatory paragraph describing conditions that raise substantial doubt about AMR's and American Airlines, Inc.'s ability to continue as a going concern as described in Note 2 to the AMR and American Airlines, Inc. consolidated financial statements) appearing therein. Such consolidated financial statements and schedules are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

                                  $300,000,000

                                 AMR CORPORATION

                     4.25% Senior Convertible Notes due 2023
                                  Guaranteed by
                             American Airlines, Inc.

                    Common Stock Issuable Upon Conversion of
                   the 4.25% Senior Convertible Notes due 2023

                                   Prospectus

                                     [Date]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses expected to be incurred by us in connection with the offering described in this registration statement. All amounts are estimated except the registration fee. If the securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents' commissions and transfer taxes, if any.

Registration fee                                                          $   24,270
Trustee fees and expenses                                                 $    4,500
Printing costs for registration statement, prospectus and related
documents                                                                 $   50,000
Accounting fees and expenses                                              $   20,000
Legal fees and expenses (including Blue Sky fees)                         $   90,000
Miscellaneous                                                             $    5,000
                                                                          ----------
Total                                                                     $  193,770
                                                                          ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the DGCL provides in regard to indemnification of directors and officers as follows:

         Section 145. Indemnification of officers, directors, employees and agents; insurance

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Article VII of each of AMR's and of American Airlines, Inc.'s by-laws provide in regard to indemnification of directors and officers as follows:

                  Section 1. Nature of Indemnity. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action by reason of the fact that he is or was or has agreed to become an employee or agent of the corporation, or is or was serving or has agreed to serve at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful; except that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

                  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  Section 2. Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section l hereof or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  Section 3. Determination That Indemnification Is Proper. (a) Any indemnification of a director or officer of the corporation under Section l hereof (unless ordered by a court) shall be made by the corporation unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Section l hereof. Such determination shall be made, with respect to a director or officer, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (b) Any indemnification of an employee or agent of the corporation (who is not also a director or officer of the corporation) under Section l hereof (unless ordered by a court) may be made by the corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section l hereof. Such determination, in the case of an employee or agent, may be made (1) in accordance with the procedures outlined in the second sentence of this
         Section 3(a), or (2) by an officer of the corporation, upon delegation of such authority by a majority of the Board of Directors.

                  Section 4. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The board of directors may authorize the corporation's counsel to represent a director, officer, employee or agent in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding.

                  Section 5. Procedure for Indemnification of Directors or Officers. Any indemnification of a director or officer of the corporation under Sections l and 2, or advance of costs, charges and expenses of a director or officer under Section 4 of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. If the corporation fails to respond within 60 days, then the request for indemnification shall be deemed to be approved. The right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction if the corporation denies such request, in whole or in part. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 4 of this Article where the required undertaking, if any, has been received by the corporation) that the claimant has not met the standard of conduct set forth in Section l of this Article, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors or a committee thereof, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section l of this Article, nor the fact that there has been an actual determination by the corporation (including its board of directors or a committee thereof, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                  Section 6. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the corporation and each director, officer, employee and agent who serves in such capacity at any time while these provisions as well as the relevant provisions of the Delaware Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such director, officer, employee or agent.

                  The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  Section 7. Insurance. The corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire board of directors.

                  Section 8. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

         Section 102(b)(7) of the DGCL provides in regard to the limitation of liability of directors and officers as follows:

                  (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

* * * *

                  (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

         Article Ninth of each of AMR's and of American Airlines, Inc.'s certificates of incorporation provide in regard to the limitation of liability of directors and officers as follows:

                  NINTH: No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         AMR's and American Airlines, Inc.'s directors and officers are also insured against claims arising out of the performance of their duties in such capacities.

ITEM 16. EXHIBITS.

EXHIBIT
 NUMBER                                            DESCRIPTION OF DOCUMENT
-------                                            -----------------------
  3.1             Certificate of Incorporation of AMR Corporation, as amended (filed as Exhibit 4(a) to AMR
                  Corporation's Registration Statement on Form S-4, File No. 33-55191, with amendments filed as Exhibit 3.1 to AMR Corporation's Quarterly Report on Form 10-Q for the quarter ended
                  September 30, 2003, and incorporated herein by reference).

  3.2             By-Laws of AMR Corporation, amended as of April 24, 2003 (filed as Exhibit 3.2 to AMR
                  Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated herein by reference).

  4.1             Registration Rights Agreement, dated as of September 23, 2003, among AMR Corporation,
                  American Airlines, Inc., as Guarantor, and Citigroup Global Markets Inc., as Initial
                  Purchaser.

  4.2             Indenture, dated as of September 23, 2003, among AMR Corporation, American Airlines, Inc., as Guarantor, and Wilmington Trust Company, as Trustee.

  4.3             Form of 4.25% Senior Convertible Note due 2023 (included as Exhibit A-1 to the Indenture filed herewith as Exhibit 4.2).

  4.4             Form of Guarantee (included as Exhibit A-2 to the Indenture filed herewith as Exhibit 4.2).

  4.5             Specimen of Common Stock Certificate (filed as Exhibit 4(c) to AMR Corporation's
                  Registration Statement on Form S-3, File No. 33-38393, and incorporated herein by reference).

  5.1             Validity Opinion of Debevoise & Plimpton.

  8.1             Tax Opinion of Debevoise & Plimpton.

  12.1            Statement regarding computation of ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2002 (filed as Exhibit 12 to AMR Corporation's Annual
                  Report on Form 10-K for the year ended December 31, 2002, and incorporated herein by reference).

  12.2            Statement regarding computation of ratio of earnings to fixed charges for the nine months ended September 30, 2003 and 2002 (filed as Exhibit 12 to AMR Corporation's Quarterly
                  Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated herein by reference).

  12.3            Statement regarding computation of ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2002 (filed as Exhibit 12 to American Airlines, Inc.'s
                  Annual Report on Form 10-K for the year ended December 31, 2002, and incorporated herein by reference).

  12.4            Statement regarding computation of ratio of earnings to fixed charges for the nine months ended September 30, 2003 and 2002 (filed as Exhibit 12 to American Airlines, Inc.'s
                  Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated herein by reference).

EXHIBIT
 NUMBER                                            DESCRIPTION OF DOCUMENT
-------           -----------------------------------------------------------------------------------------
  23.1            Consent of Ernst & Young LLP.

  23.2            Consents of Debevoise & Plimpton (included in Exhibit 5.1 and Exhibit 8.1).

  24.1            Powers of Attorney (AMR Corporation).

  24.2            Powers of Attorney (American Airlines, Inc.).

  25.1            Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, as Trustee under the Indenture.
---------

ITEM 17. UNDERTAKINGS

(a)      Rule 415 Offering.

         The undersigned registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      Filings Incorporating Subsequent Exchange Act Documents by Reference.

         The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrants' annual reports pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Acceleration of Effective Date.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, AMR Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 24 day of October, 2003.

                                  AMR CORPORATION

                                  By /s/ Gary F. Kennedy
                                     -------------------------------------------
                                     GARY F. KENNEDY
                                     Senior Vice President and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                    TITLE                                     DATE
            ---------                                    -----                                     ----
/s/ Gerard J. Arpey                 President, Chief Executive Officer and Director          October 24, 2003
-------------------------------              (Principal Executive Officer)
         Gerard J. Arpey

/s/ Jeffrey C. Campbell                 Senior Vice President-Finance and Chief              October 24, 2003
-------------------------------                    Financial Officer
       Jeffrey C. Campbell            (Principal Financial and Accounting Officer)

                  *
-------------------------------
        Edward A. Brennan                               Director

                  *
-------------------------------
         John W. Bachmann                               Director

                  *
-------------------------------
          David L. Boren                                Director

                  *
-------------------------------
        Armando M. Codina                               Director

                  *
-------------------------------
          Earl G. Graves                                Director

                  *
-------------------------------
     Ann McLaughlin Korologos                           Director

                  *
-------------------------------
         Michael A. Miles                               Director

                  *
-------------------------------
        Philip J. Purcell                               Director

                  *
-------------------------------
          Joe M. Rodgers                                Director

                  *
-------------------------------
           Judith Rodin                                 Director

                  *
-------------------------------
        Roger T. Staubach                               Director

*By: /s/ Gary F. Kennedy                            Attorney-in-Fact                         October 24, 2003
     -------------------------
         Gary F. Kennedy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, American Airlines, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 24 day of October, 2003.

                                    AMERICAN AIRLINES, INC.

                                    By /s/ Gary F. Kennedy
                                       ----------------------------------
                                       GARY F. KENNEDY
                                       Senior Vice President and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                    TITLE                                     DATE
            ---------                                    -----                                     ----
/s/ Gerard J. Arpey                 President, Chief Executive Officer and Director          October 24, 2003
--------------------------------             (Principal Executive Officer)
         Gerard J. Arpey

/s/ Jeffrey C. Campbell                Senior Vice President-Finance and Chief               October 24, 2003
--------------------------------                  Financial Officer
       Jeffrey C. Campbell           (Principal Financial and Accounting Officer)

                  *
--------------------------------
        Edward A. Brennan                              Director

                  *
--------------------------------
        John W. Bachmann                               Director

                  *
--------------------------------
         David L. Boren                                Director

                  *
--------------------------------
        Armando M. Codina                              Director

                  *
--------------------------------
         Earl G. Graves                                Director

                  *
--------------------------------
    Ann McLaughlin Korologos                           Director

                  *
--------------------------------
        Michael A. Miles                               Director

                  *
--------------------------------
        Philip J. Purcell                              Director

                  *
--------------------------------
         Joe M. Rodgers                                Director

                  *
--------------------------------
          Judith Rodin                                 Director

                  *
--------------------------------
        Roger T. Staubach                              Director

*By: /s/ Gary F. Kennedy                           Attorney-in-Fact                          October 24, 2003
    ----------------------------
         Gary F. Kennedy

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                                              DESCRIPTION OF DOCUMENT
-------                                              -----------------------
  3.1              Certificate of Incorporation of AMR Corporation, as amended (filed as Exhibit 4(a) to AMR
                   Corporation's Registration Statement on Form S-4, File No. 33-55191, with amendments filed as Exhibit 3.1 to AMR Corporation's Quarterly Report on Form 10-Q for the quarter ended
                   September 30, 2003, and incorporated herein by reference).

  3.2              By-Laws of AMR Corporation, amended as of April 24, 2003 (filed as Exhibit 3.2 to AMR
                   Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated herein by reference).

  4.1              Registration Rights Agreement, dated as of September 23, 2003, among AMR Corporation,
                   American Airlines, Inc., as Guarantor, and Citigroup Global Markets Inc., as Initial
                   Purchaser.

  4.2              Indenture, dated as of September 23, 2003, among AMR Corporation, American Airlines, Inc., as Guarantor, and Wilmington Trust Company, as Trustee.

  4.3              Form of 4.25% Senior Convertible Note due 2023 (included as Exhibit A-1 to the Indenture filed herewith as Exhibit 4.2).

  4.4              Form of Guarantee (included as Exhibit A-2 to the Indenture filed herewith as Exhibit 4.2).

  4.5              Specimen of Common Stock Certificate (filed as Exhibit 4(c) to AMR Corporation's
                   Registration Statement on Form S-3, File No. 33-38393, and incorporated herein by reference).

  5.1              Validity Opinion of Debevoise & Plimpton.

  8.1              Tax Opinion of Debevoise & Plimpton.

  12.1             Statement regarding computation of ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2002 (filed as Exhibit 12 to AMR Corporation's Annual
                   Report on Form 10-K for the year ended December 31, 2002, and incorporated herein by reference).

  12.2             Statement regarding computation of ratio of earnings to fixed charges for the nine months ended September 30, 2003 and 2002 (filed as Exhibit 12 to AMR Corporation's Quarterly
                   Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated herein by reference).

  12.3             Statement regarding computation of ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2002 (filed as Exhibit 12 to American Airlines, Inc.'s
                   Annual Report on Form 10-K for the year ended December 31, 2002, and incorporated herein by reference).

  12.4             Statement regarding computation of ratio of earnings to fixed charges for the nine months ended September 30, 2003 and 2002 (filed as Exhibit 12 to American Airlines, Inc.'s
                   Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, and incorporated herein by reference).

  23.1             Consent of Ernst & Young LLP.

  23.2             Consents of Debevoise & Plimpton (included in Exhibit 5.1 and Exhibit 8.1).

  24.1             Powers of Attorney (AMR Corporation).

  24.2             Powers of Attorney (American Airlines, Inc.).

  25.1             Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wilmington Trust Company, as Trustee under the Indenture.